UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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Alliance HealthCare Services, Inc.

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ALLIANCE HEALTHCARE SERVICES, INC.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2015

Dear Stockholders:

On June 3, 2015, Alliance HealthCare Services, Inc. will hold its Annual Meeting of Stockholders (the “Annual Meeting”) at its corporate headquarters located at 100 Bayview Circle, Suite 400, Newport Beach, California 92660. The meeting will begin at 9:00 a.m. Pacific time.

Only record holders of shares of our Common Stock at the close of business on April 8, 2015, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting. The purposes of the meeting are:

1.	To elect Larry C. Buckelew, Michael P. Harmon and Percy C. Tomlinson to serve as Class II directors to hold office for a three-year term expiring at the 2018 annual meeting of stockholders or until their respective successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

This year we have determined to take advantage of a Securities and Exchange Commission rule that permits us to furnish proxy materials to our stockholders via the Internet. As a result, we are mailing a short Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our stockholders instead of a paper copy of our full proxy materials. The Notice contains instructions on how to cast your vote online and how to access our proxy materials, including the Notice of Annual Meeting, Proxy Statement, 2014 Annual Report and a proxy card or voting instruction form. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials. If you receive a paper copy of our proxy materials, you may cast your vote by completing the enclosed proxy card or voting instruction form and returning it in the enclosed self-addressed, postage-paid envelope, or by utilizing the telephone or Internet voting mechanisms noted on the proxy card or voting instruction form.

Sincerely,

Larry C. Buckelew
Chairman of the Board

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 3, 2015:

This proxy statement, the Notice, our 2014 annual report to stockholders and a form of proxy card are available at www.AllianceHealthCareServicesAnnualMeetingMaterials.com

and http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy

Newport Beach, California

April 20, 2015

2015 Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Date and Time:	June 3, 2015, 9:00 a.m. Pacific time

• Place:	Corporate Headquarters
Alliance HealthCare Services, Inc.
100 Bayview Circle, Suite 400
Newport Beach, California 92660

• Record Date:	April 8, 2015

• Voting:	Stockholders as of the record date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be presented.

Meeting Agenda

•	To elect Larry C. Buckelew, Michael P. Harmon and Percy C. Tomlinson to serve as Class II directors and to hold office for a three-year term expiring at the 2018 annual meeting of stockholders or until their respective successors are elected and qualified;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

•	To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Director Nominees

The following table provides summary information about each of our three director nominees. Each director nominee is standing for election for a three-year term and must be approved by a plurality of votes cast.

Name	Age	Director Since	Occupation
Larry C. Buckelew	61	May 2009	Healthcare Advisor and Private Investor

Michael P. Harmon	46	April 2007	Managing Director with Principal Group of Oaktree Capital Management, L.P.

Percy C. Tomlinson	53	October 2013	CEO of Alliance HealthCare Services, Inc.

All references in this Proxy Statement to a number of shares of our Common Stock (including the number of shares subject to an equity award) have been adjusted to account for the 1-for-5 reverse stock split that occurred on December 26, 2012.

ALLIANCE HEALTHCARE SERVICES, INC.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2015

QUESTIONS AND ANSWERS

1.	Q:	Who is soliciting my vote?

	A:	This proxy statement is solicited on behalf of the Board of Directors of Alliance HealthCare Services, Inc. (“Alliance,” “we” or “our”) for use at our Annual Meeting of Stockholders to be held June 3, 2015 (the “Annual Meeting”), at 9 A.M. local time, or at any continuation, postponement or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting.

2.	Q:	When and how was this proxy statement mailed to stockholders?

	A:	This year we have elected to take advantage of a Securities and Exchange Commission, or SEC, rule that permits us to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who have elected to receive such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial stockholders will be sending their own similar Notice. (See Question 6 below for an explanation of the difference between a beneficial stockholder and a stockholder of record.) Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the Internet and to mail the Notice, or to mail the proxy statement and proxy card, as applicable, on or about April 20, 2015 to all stockholders entitled to notice of and to vote at the Annual Meeting.

3.	Q:	What may I vote on?

	A:	You may vote on the following matters:

(1)    To elect Larry C. Buckelew, Michael P. Harmon and Percy C. Tomlinson to serve as Class II directors and to hold office for a three-year term expiring at the 2018 annual meeting of stockholders or until their respective successors are elected and qualified (“Proposal 1”); and

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (“Proposal 2”).

4.	Q:	How does the Board of Directors recommend I vote on the proposals?

	A:	The Board of Directors recommends a vote FOR each of the director nominees listed in Proposal 1 and FOR Proposal 2.

5.	Q:	Who is entitled to vote?

	A:	Record holders of our common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on April 8, 2015 (the “Record Date”), are entitled to vote at the Annual Meeting. As of the Record Date, 10,749,109 shares of Common Stock were outstanding. The shares of Common Stock in our treasury on that date, if any, will not be voted. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share on all matters to be voted on at the Annual Meeting.

6.	Q:	What is the difference between a “beneficial stockholder” and a “stockholder of record”?

	A:	Whether you are a beneficial stockholder or a stockholder of record depends on how you hold your shares:

Beneficial Stockholders. Most of our stockholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the proxy materials were made available to you by the organization holding your account. This organization is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If you requested printed copies of the proxy materials by mail, you will receive a voting instruction form from your bank, broker, trustee or other nominee.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were made available directly to you by the company. If you requested printed copies of the proxy materials by mail, you will receive a proxy card from the company.

7.	Q:	How do I vote my shares in person at the Annual Meeting?

	A:	If you are a stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can vote using the ballot provided at the Annual Meeting, or, if you requested and received printed copies of the proxy materials by mail, you can complete, sign and date the proxy card enclosed with the proxy materials you received and submit it at the Annual Meeting. If you are a beneficial stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance of the meeting as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

8.	Q:	How do I vote my shares without attending the Annual Meeting?

	A:	Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the Annual Meeting. You can submit a proxy over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials.

If you are a beneficial stockholder, you may also submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided to you by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the Annual Meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds their shares giving them the right to vote the shares at the Annual Meeting in order to vote in person at the meeting.

Stockholders who submit a proxy through the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by the stockholder. Stockholders who submit a proxy by Internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust or other holder of record by mail.

9.	Q:	What is the deadline for voting my shares?

	A:	If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Pacific time on June 2, 2015 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign, date and return the enclosed proxy card, which must be received before the polls close at the Annual Meeting, in order for your shares to be voted at the meeting. If you are a beneficial stockholder, please follow the voting instructions provided by the bank, broker, trustee or other nominee who holds your shares.

10.	Q:	How do I change or revoke my proxy or voting instructions?

	A:	If you are a stockholder of record, you may revoke your proxy by sending a written notice of revocation to our Secretary, Richard W. Johns, at the address shown above. To change how your shares will be voted at the Annual Meeting, you can submit a duly executed written proxy bearing a date that is later than the date of your original proxy or you can submit a later dated proxy electronically via the Internet or by telephone. A previously submitted proxy will not be voted if the stockholder of record who executed it is present at the Annual Meeting and votes the shares represented by the proxy in person at the Annual Meeting.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee, or, if you have obtained a legal proxy from your bank, broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy. Any change to your proxy or voting instructions that is provided by the Internet or by telephone must be submitted by 11:59 p.m. Pacific time on June 2, 2015.

11.	Q:	How will my shares be voted if I do not provide specific voting instructions in the proxy or voting instruction form I submit?

	A:	If you submit a proxy or voting instruction form but do not indicate your specific voting instructions on one or more of the proposals listed above in the notice of the meeting, your shares will be voted as recommended by the Board on those proposals (see Question 4) and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

12.	Q:	Who will count the votes?

	A:	Our Secretary will count the votes and act as the inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes (described below).

13.	Q:	How many votes are needed for a quorum and to approve each of the proposals?

	A:	The holders of a majority of the shares of our Common Stock outstanding on the Record Date, represented in person or by proxy, constitute a quorum for the transaction of business.

For purposes of Proposal 1 (election of directors), the election of each director nominee must be approved by a plurality of the votes cast by stockholders represented at the meeting in person or by proxy. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting.

For purposes of Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm), the affirmative approval of a majority of the shares represented at the meeting in person or by proxy and entitled to vote on the proposal at the Annual Meeting is required. Please be aware that Proposal 2 is advisory only and is not binding on the company. Our Board of Directors will consider the outcome of the vote on this proposal in considering what action, if any, should be taken in response to the advisory vote by stockholders.

14.	Q:	What effect will broker non-votes and abstentions have?

	A:	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner as to how to vote such shares. This year, Proposal 1 (election of directors) is non-routine and your broker or other nominee does not have discretionary authority to vote on those proposals. As a result, shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum, but will not be considered votes cast on the proposal in question. However, Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm) is considered routine and may be voted upon by your broker if you do not submit voting instructions. Consequently, if you hold your shares through a brokerage account and do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 2, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute broker non-votes on each of the other proposals at the Annual Meeting and will not be counted for purposes of determining the outcome of each such other proposal.

Abstentions also count toward establishing a quorum. However, for Proposal 1 (election of directors), abstentions, or shares for which authority is withheld to vote for director nominees, will not be counted in determining which director nominees receive the largest number of affirmative votes cast. For Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm), we will treat abstentions as shares present or represented and entitled to vote on that proposal, so abstaining has the same effect as a vote “against” the proposal.

15.	Q:	How will voting on any other business be conducted?

	A:	We do not know of any business to be considered at the 2015 Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting in accordance with our Amended and Restated Bylaws (which we refer to as our bylaws), your signed proxy card gives authority to Howard K. Aihara and Richard W. Johns to vote on such matters at their discretion.

16.	Q:	Where can I find the voting results of the Annual Meeting?

	A:	We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the SEC within the required timeframe.

17.	Q:	Do stockholders have dissenters’ or appraisal rights?

	A:	Our stockholders do not have dissenters’ or appraisal rights under Delaware law or under our certificate of incorporation or bylaws in connection with any proposal to be presented at the Annual Meeting.

18.	Q:	Who is our largest principal stockholder?

	A:	As of April 8, 2015, OCM Principal Opportunities Fund IV, L.P., an affiliate of Oaktree Capital Management L.P., which we refer to as Oaktree, beneficially owned 4,980,523 shares of our Common Stock (46.3% of the voting shares), and MTS Health Investors II, L.P., an affiliate of MTS Health Investors, LLC, which we refer to as MTS, beneficially owned 457,422 shares of our Common Stock (4.3% of the voting shares). Oaktree and MTS have advised us that they intend to vote these shares of Common Stock in favor of each of the Proposals described above.

19.	Q:	Where can I find Alliance’s financial information?

	A:	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 contains our consolidated financial statements and related information and is enclosed with this proxy statement. The Annual Report is not incorporated by reference into this proxy statement and is not deemed to be a part of this proxy statement.

20.	Q:	When are stockholder proposals for the 2016 annual meeting due?

	A:	In general, stockholders who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2016 Annual Meeting must submit their proposals to our Secretary on or before December 22, 2015.

In accordance with our bylaws, to be properly brought before the 2016 Annual Meeting, a stockholder’s notice of the nominee or the matter the stockholder wishes to present must be delivered to our Secretary at the address provided below no earlier than February 4, 2016 and no later than March 5, 2016. All stockholders must also comply with the applicable requirements of the Securities Exchange Act of 1934, as amended. Your submission must contain the specific information required in our bylaws. If you would like a copy of our bylaws, please write to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, CA 92660.

21.	Q:	How will we solicit proxies, and who will pay for the cost of the solicitation?

	A:	Our Board of Directors is soliciting proxies for the Annual Meeting principally by mailing these proxy materials to our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, including the expense of preparing and mailing the Notice and the proxy materials for the Annual Meeting. We will reimburse brokers and other custodians, nominees and fiduciaries for forwarding proxy and solicitation material to owners of our stock in accordance with applicable rules. Our officers, directors and employees may undertake solicitation activities without any compensation specifically for those duties.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, which we sometimes refer to as the Board, is divided into three classes, with each director serving a three-year term and one class of directors being elected at each year’s annual meeting of stockholders. At each annual meeting, nominees are elected as directors to a class with a term of office that expires at the annual meeting held three years after the year of the nominee’s election, or when their successors are elected and qualified. The term of office of the three incumbent Class II directors expires at the 2015 Annual Meeting. The Board has nominated incumbent directors Larry C. Buckelew, Michael P. Harmon and Percy C. Tomlinson for election to three-year terms of office that will expire at the Annual Meeting to be held in 2018 or when their respective successors are elected and qualified. Mr. Harmon was nominated to the Board pursuant to a Governance and Standstill Agreement, described in “Certain Relationships and Related Transactions” below, which provides Oaktree and MTS collectively with the right to designate three persons to our Board (based on current ownership levels).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE THREE NOMINEES FOR DIRECTOR.

Below is information about the Class II nominees and our other current directors, including their principal occupations, business experience, directorships in other public companies and information about their specific experience, qualifications, attributes or skills that led to the conclusion that they should serve as directors in light of our structure and business. If for any reason any of the nominees should be unavailable to serve, proxies solicited by this proxy statement may be voted for a substitute as well as for the other nominee. The Board, however, expects each of the nominees to be available to serve if elected. There are no family relationships among any of our directors or executive officers.

Nominees and Other Members of the Board of Directors

Name	Position	Age	Class	Director Since	Term Expires
Larry C. Buckelew	Chairman of the Board	61	II	2009	2018
Scott A. Bartos	Director	51	III	2012	2016
Aaron A. Bendikson	Director	41	III	2008	2016
Neil F. Dimick	Director	65	I	2002	2017
Michael P. Harmon	Director	46	II	2007	2018
Curtis S. Lane	Director	57	I	2007	2017
Edward L. Samek	Director	78	III	2001	2016
Percy C. Tomlinson	Director and Chief Executive Officer	53	II	2013	2018
Paul S. Viviano	Director	62	I	2003	2017

Incumbent Class II Directors serving for a term expiring in 2018

LARRY C. BUCKELEW

Mr. Buckelew is a healthcare advisor and private investor. Mr. Buckelew was elected by the Board to serve as our Chairman of the Board of Directors, and Interim Chief Executive Officer, effective June 1, 2012. On October 1, 2013, Mr. Buckelew resigned his temporary role as Interim Chief Executive Officer after 16 months of service. Mr. Buckelew continues to serve as Chairman of the Board. Prior to his election into these new responsibilities, he served as a Corporate Director for Alliance since May 2009 and was a member of both the Audit and Compensation Committees. Prior to joining Alliance’s Board in 2009, Mr. Buckelew served as President and Chief Executive Officer of Gambro Healthcare, Inc. from November 2000 through October 2005. Mr. Buckelew began his career with American Hospital Supply Corporation (AHSC) in 1975 and served as an executive with AHSC and later Baxter International, Inc. following their merger in November 1985. Mr. Buckelew joined Sunrise Medical Inc. as Division President in 1986, a role he held until being named as Corporate President in 1993. In 1994, Mr. Buckelew was elected as President/COO and Director for Sunrise, a position he held until 1996. In 1996, Mr. Buckelew was named as Group President for the Medical Group of companies for Teleflex Inc., and additionally as Chairman of Surgical Services Inc. (SSI) in 1998, positions he held until joining Gambro Healthcare Inc. in 2000. In addition to his board service for Alliance, Mr. Buckelew is also a Corporate Director for Welch Allyn Medical, a 100-year-old market leader in providing patient diagnostic instruments. In January 2014, Mr. Buckelew was selected to serve as Lead Director for Rural/Metro Corporation, a leading national provider of ambulance, safety services, and fire protection with over 60 years of delivering outstanding care services. In determining that Mr. Buckelew should continue to serve as a director, the Board noted that Mr. Buckelew has substantial experience in the healthcare services and products industry, having served in executive positions with several large healthcare services providers and medical products companies throughout most of his career, that he has relevant board experience with other healthcare companies and that his background and experience provide him with a firm understanding of our industry, business and operations.

MICHAEL P. HARMON

Mr. Harmon is a Managing Director with the Principal Group of Oaktree Capital Management L.P., a registered investment advisor and affiliate of Oaktree Group, where he has been responsible for sourcing, evaluating and managing private equity investments since 1997. Prior to this, Mr. Harmon held positions in the Corporate Recovery Consulting group of Price Waterhouse and the Distressed Credits group at Society Corporation. Mr. Harmon currently serves as a director of AloStar Bancorp, First BanCorp, Osmose Holdings, Rural/Metro Corporation, and SKBHC Holdings. Mr. Harmon was instrumental in evaluating and overseeing Oaktree’s decision to invest in Alliance in 2007. Mr. Harmon holds a B.A. in economics from McGill University and an M.B.A. from Harvard Business School. In determining that Mr. Harmon should continue to serve as a director, the Board noted that he has substantial experience in the healthcare services industry, serving on the boards of several healthcare services companies, that he also has significant experience in the private equity industry, and that Mr. Harmon’s broad healthcare and business experience assists us in considering all significant aspects of our business and operations.

PERCY C. TOMLINSON

Percy C. Tomlinson joined us as Chief Executive Officer in October 2013. Prior to joining Alliance, Mr. Tomlinson served as the Chief Executive Officer for Midwest Dental, a leading US provider of dental care services, since September 2012. Previously, he spent 10 years with the Center for Diagnostic Imaging (CDI), a national network of imaging providers offering a full range of diagnostic imaging, pain management and interventional radiology services. At CDI, Mr. Tomlinson served as Chief Executive Officer from May 2011 until September 2012, as President, and Chief Operating Officer from 2005 to 2011, and as Senior Vice President and Chief Financial Officer from 2002 to 2005. Prior to joining CDI, Mr. Tomlinson spent approximately 17 years in primarily finance-related roles, including as Executive Vice President and Chief Financial Officer of Department 56, a publicly traded wholesale and retail consumer products company and President of Harmon Solutions Group, an insurance claim outsourcing company. In addition to his executive management experience, Mr. Tomlinson served as a director of Vertical Health Solutions, Inc. from April 2011 through November 2013. He currently serves on the Board of Forefront Dermatology, a private healthcare company. Mr. Tomlinson holds an M.B.A. from Columbia University and a B.A. from the University of St. Thomas. Given Mr. Tomlinson’s 25 years of diverse executive management and leadership experience spanning the healthcare, consumer products, insurance, and airline industries, the Board determined that Mr. Tomlinson should continue to serve as a director.

Incumbent Class III Directors serving for a term expiring in 2016

SCOTT A. BARTOS

Mr. Bartos currently serves as President, Chief Executive Officer and Chairman of the Board for Rural/Metro Corporation, the nation’s leading provider of ambulance, fire protection and safety services. Mr. Bartos is a director of Outset Medical, Inc. (formerly Home Dialysis Plus) and a director of Cardiovascular Systems Inc., a publicly traded company that develops and commercializes innovative solutions for treating peripheral and coronary vascular disease. Mr. Bartos previously served as president, chief executive officer, and director of LaVie Care Centers, a national long-term care company with revenues exceeding $1 billion annually, from July 2009 through the sale of the company in December 2011. Prior to joining LaVie, Mr. Bartos served as president and chief operation officer-east of Gambro Healthcare, Inc., and served in executive and management positions with companies such as Endoscopy Specialists, Inc., a company he founded and led through a merger and eventual public listing, U.S. Surgical Corporation, and PepsiCo, Inc. In determining that Mr. Bartos should continue to serve as a director, the Board noted that Mr. Bartos’ background and experience is called upon in considering all significant aspects of our business and operations, particularly with respect to matters of business strategy, and that Mr. Bartos has substantial experience as a healthcare executive and director and is very knowledgeable regarding our industry, business and operations. Mr. Bartos currently serves as a member of our Audit Committee and Compensation Committee.

AARON A. BENDIKSON

Mr. Bendikson is a Managing Director at Oaktree Capital Management, L.P. where he focuses on sourcing and executing special situations investments, corporate restructurings and leveraged/management buyouts. He dedicates a significant portion of his time to the healthcare and industrial sectors. Mr. Bendikson currently serves as a director of Dayco Products LLC. Prior to joining Oaktree in 2005, Mr. Bendikson served as a Principal with Soros Fund Management’s private equity affiliate. Before joining Soros in 1999, Mr. Bendikson was an investment banker within J.P. Morgan & Co.’s Mergers & Acquisitions department. He received an M.B.A. from Harvard Business School and a B.A. degree cum laude in Economics and History from the University of California at Los Angeles, where he was elected to Phi Beta Kappa. In determining that Mr. Bendikson should continue to serve as a director, the Board noted that Mr. Bendikson’s substantial private equity and banking experience is called upon to assist us in our ongoing operations, particularly with respect to our debt structure and insurance programs, and that Mr. Bendikson also has significant background and experience in the healthcare services industry. Mr. Bendikson’s experience and background provides him with a firm understanding of our industry, business and operations. Mr. Bendikson currently serves as the Chairman of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee.

EDWARD L. SAMEK

Mr. Samek served as vice chairman of MedQuist, Inc. from 1998 to 2000 and as chairman and chief executive officer of The MRC Group and its predecessor companies from 1982 to 1998 when it was acquired by MedQuist. Previously he served as President of Hudson Pharmaceutical Corporation and Childcraft Education Corp. He has also held executive and management positions with Procter & Gamble, Johnson & Johnson and Avon Products, Inc. Currently an independent consultant and investor, Mr. Samek serves as a director of the Jackson Laboratory and Chairman of the Board of Friends of Acadia (National Park). Mr. Samek has extensive background and experience in the healthcare services industry and broad experience on the boards of several healthcare companies. In addition, he is our longest serving director, having joined the Board in 2001. In determining that Mr. Samek should continue to serve as a director, the Board noted that Mr. Samek’s background and experience is called upon in considering all significant aspects of our business and operations, particularly with respect to matters of business strategy, and that Mr. Samek has substantial experience concerning our development and is very knowledgeable regarding our industry, business and operations. Mr. Samek currently serves as the Chairman of our Nominating and Corporate Governance Committee and as a member of our Audit Committee and Compensation Committee.

Incumbent Class I Directors serving for a term expiring in 2017

NEIL F. DIMICK

Mr. Dimick is a healthcare consultant and private investor. He served as executive vice president and chief financial officer of AmerisourceBergen Corporation from August 2001 through April 2002. From 1992 through

August 2001 he served as senior executive vice president and chief financial officer of Bergen Brunswig Corporation. Mr. Dimick began his career as a corporate auditor with Deloitte & Touche where he held the position of partner for eight years. Mr. Dimick is also a director of WebMD Corporation, Resources Connection, Inc., Thoratec Corporation and Mylan Laboratories, Inc. Mr. Dimick has substantial experience in the healthcare services industry and is an “audit committee financial expert,” serving as a director and member of the audit committee of several publicly traded healthcare companies. This experience along with his chief financial officer and public accounting background is often called upon, particularly in connection with accounting and finance-related issues. Mr. Dimick has served as a member of our Board for more than nine years, providing him with significant background and experience concerning Alliance and its development. The Board concluded that Mr. Dimick should continue to serve as a director because he is very knowledgeable about our industry, business and operations due to his extensive work experience in the healthcare services industry and his long tenure as a member of the Board. Mr. Dimick currently serves as the Chairman of our Audit Committee and as a member of our Nominating and Corporate Governance Committee.

CURTIS S. LANE

Mr. Lane founded MTS Health Investors, LLC in March 2000. Prior to MTS, Mr. Lane was a partner at Evercore Partners. From 1985 through 1998, he was a Senior Managing Director at Bear Stearns & Co. Inc., responsible for healthcare investment banking. He presently serves as a director of Surgical Care Affiliates, LLC and Celerion Holdings. Mr. Lane has substantial experience in the private equity and banking industry as well as broad experience in the healthcare services industry. Through MTS, he has worked with Oaktree in analyzing and participating in numerous healthcare services transactions. He has served on the boards of several healthcare services companies and nonprofit healthcare institutions. In determining that Mr. Lane should continue to serve as a director, the Board noted that his background and experience assists us in considering all significant aspects of our business and operations and that Mr. Lane is very knowledgeable about our industry, business and operations. Mr. Lane currently serves as a member of our Nominating and Corporate Governance Committee and Compensation Committee.

PAUL S. VIVIANO

Mr. Viviano is the Chief Executive Officer of UC San Diego Health System and the Associate Vice Chancellor of UC San Diego Health Sciences, having served in that capacity since June 2012. Previously, he served as Chairman of the Board and Chief Executive Officer of Alliance HealthCare Services from 2003 to June 2012, providing him extensive experience with our industry, business, operations and development. Prior to his role at Alliance, he was President and Chief Executive Officer of USC University Hospital and USC/Norris Comprehensive Cancer Center. USC University Hospital is a private research and teaching hospital staffed by 400 full-time faculty members of USC’s renowned Keck School of Medicine. The USC/Norris Comprehensive Cancer Hospital is a research and patient care hospital that serves as a major regional and national resource for cancer research, treatment, prevention and education. For 14 years prior to his executive roles with USC, he was a member of the St. Joseph Health System from 1987 to 2000 and served as its Executive Vice President and Chief Operating Officer from 1995 to 2000. The St. Joseph Health System is a 14-hospital non-profit organization with revenues of $2.1 billion and hospitals in California and Texas. From 1994 to 1995, Mr. Viviano was the Southern California President, Regional President, as well as the President and Chief Executive Officer of St. Joseph Hospital—Orange; from 1992 to 1994 he served as the Chief Executive Officer for St. Jude Hospital. Mr. Viviano holds a master’s degree in Public Administration-Public Health, from the University of California, Los Angeles. Given the importance of hospital service business models to our operations and planning, and Mr. Viviano’s substantial experience with Alliance and the hospital industry, the Board determined that Mr. Viviano should continue to serve as a director.

Corporate Governance

Alliance’s business is managed under the direction of our Board, which selects our officers, delegates responsibilities for the conduct of our operations to those officers and monitors their performance. Our non-

management directors meet regularly in executive session without the presence of our management. The position of presiding director of these executive sessions is selected by a majority of the non-management directors present.

Board Leadership Structure

The Board does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Mr. Buckelew currently serves as the Chairman of the Board and Mr. Tomlinson currently serves as Chief Executive Officer. The Board has determined that this is the appropriate leadership structure for the company at this time because it permits our Chief Executive Officer to focus on setting the strategic direction of the company and the day-to-day leadership and performance of the company, while permitting the Chairman to focus on providing independent guidance to the Chief Executive Officer and setting the agenda for Board meetings. The Board also believes that separation of the Chief Executive Officer and Chairman roles assists the Board in providing robust discussion and evaluation of strategic goals and objectives. This is particularly true given the stockholder composition of Alliance. Our Board includes three members designated by Oaktree and MTS, which collectively own approximately 51% of our outstanding Common Stock. As a result, Mr. Buckelew’s and Mr. Tomlinson’s authority is balanced by the strong presence of the Oaktree/MTS Board designees, Messrs. Bendikson, Harmon and Lane, whose interests are aligned with those of our stockholders as representatives of our major stockholder. Furthermore, five of our nine directors are independent under NASDAQ rules and contribute independent oversight to the Board. We do not have a formally designated “lead director,” although in practice certain directors do from time to time assume a lead director role depending on the matter being considered by the Board. Our Board acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Board Independence

Our Board has reviewed the independence of the members of our Board, in accordance with the guidelines set out in our Corporate Governance Guidelines (available at http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights) and applicable rules of The NASDAQ Stock Market LLC, or NASDAQ. As a result of the review, the Board has determined that each of Messrs. Bartos, Bendikson, Dimick, Lane and Samek qualifies as an independent director in accordance with NASDAQ rules.

In making its independence determinations, the Board considered the following:

•	Mr. Bendikson is a Managing Director of Oaktree Capital Management, L.P., which beneficially owns 4,980,523 shares of our Common Stock.

•	Mr. Lane is a member of MTS Health Investors, LLC, which is an affiliate of MTS Health Investors II, L.P., the entity that beneficially owns 457,422 shares of our Common Stock.

•	As described under “Certain Relationships and Related Transactions,” Oaktree and MTS beneficially owned an aggregate of approximately 51% of our outstanding shares of Common Stock as of April 8, 2015, and pursuant to a Governance and Standstill Agreement have various management rights and rights to designate persons to our Board and committees of our Board, as well as certain registration rights under a registration rights agreement.

•

The Board further considered that under applicable NASDAQ rules, (i) the concern is independence from management, and ownership of even a significant amount of stock, by itself, is not a bar to an independence finding; (ii) Oaktree is comprised of eight principals and approximately 900 employees with headquarters in Los Angeles and offices in 17 cities worldwide; and (iii) principals of MTS have been responsible for over 200 financing transactions and M&A and advisory assignments with an aggregate value of over $52 billion dollars, and MTS’s investment in Alliance was an ordinary course investment for MTS which represents only 4.3% of our outstanding shares of Common Stock. Accordingly, the Board determined that none of the above relationships with Alliance impairs the independence of either of Messrs. Bendikson or Lane.

Board and Committee Meetings

Our Board meets four times a year in regularly scheduled meetings. It may meet more often if necessary. The Board held 18 meetings in the fiscal year ended December 31, 2014, referred to as fiscal 2014. During fiscal 2014, all directors other than Messrs. Bendikson and Lane attended 75% or more of the total of (a) all meetings of the Board and (b) all meetings of committees of the Board on which such directors served. In addition to the formal meetings noted above, the Board and the committees of the Board are consulted frequently and sometimes act by written consent taken without a meeting. Our directors are invited to attend our 2015 Annual Meeting. Mr. Buckelew, who served as Alliance’s Chairman at the time, attended and presided over our 2014 Annual Meeting.

Executive management, in consultation with the Board, usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may raise other matters at the meetings. The chief executive officer, chief financial officer, general counsel and other selected members of senior management make presentations to the Board at the meetings, and a substantial portion of the meeting time is devoted to the Board’s discussion of these presentations. Significant matters that require Board approval are voted on at the meetings. Board members have complete access to senior management.

Our Board currently has three committees: the Nominating and Corporate Governance Committee, the Compensation Committee and the Audit Committee. A current copy of the charter for each committee is available at http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights. The Board previously maintained a fourth committee, the Strategic Planning and Finance Committee, which was dissolved on March 25, 2014.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for the identification of qualified candidates to become Board and Board committee members; the selection of nominees for election as directors at annual stockholders meetings; the selection of candidates to fill Board vacancies; the development and recommendation to the Board of our Corporate Governance Guidelines; and oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee’s current members are Messrs. Samek (Chairman), Dimick, Lane and Bendikson, each of whom served on the committee during 2014. The Nominating and Corporate Governance Committee was formed in April 2007 and met three times in fiscal 2014.

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. The Nominating and Corporate Governance Committee, in recommending candidates (both new candidates and current Board members) for election or appointment, and the Board, in approving such candidates, take into account many factors, including the ability to make analytical inquiries, representation of significant stockholders, general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company in today’s business environment, experience in our industry and with relevant social policy concerns, understanding of our business on a technical level, maintaining a diversity of viewpoints among Board members, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. The Nominating and Corporate Governance Committee specifically takes into account the importance of diversity of background and perspective among Board members. This is reflected in the diverse business and personal experience of Alliance’s directors as described in more detail above. The Nominating and Corporate Governance Committee assesses the effectiveness of its approach toward maintaining and encouraging diversity on the Board through the annual Board self-assessment as well as on-going feedback from Board members on an informal basis. We do not have a formal diversity policy pertaining to the selection of directors.

Stockholders may nominate candidates for election to our Board in accordance with our bylaws, a copy of which can be obtained by writing to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, CA 92660. In general, those nominations must be received in writing by our Secretary not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting, as set forth in our bylaws. The nomination must be accompanied by the name and address of the nominating stockholder and must state the number and class of shares held. It must include information regarding each nominee that would be required to be included in a proxy statement. The Nominating and Corporate Governance Committee will give appropriate consideration to candidates for Board membership recommended by stockholders, and will evaluate those candidates in the same manner as other candidates identified by the Nominating and Corporate Governance Committee.

Compensation Committee

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of our executives, including by designing (in consultation with management or the Board), recommending to the Board for approval and evaluating our compensation plans, policies and programs. As part of these responsibilities, the Compensation Committee determines executive base compensation and incentive compensation and approves the terms of stock option and restricted stock grants pursuant to our equity plan. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy materials. Under its charter, the Compensation Committee is entitled to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, except that it is not permitted to delegate its responsibilities with respect to determination of the Chief Executive Officer’s compensation; evaluation of the Chief Executive Officer’s performance; review of compensation, employment and severance agreements for all other executive officers; review of incentive-compensation and equity-based plans; compensation matters intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code; or compensation matters intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 under that Act. The Compensation Committee’s current members are Messrs. Bendikson (Chairman), Bartos, Lane and Samek. During fiscal 2014, the Compensation Committee held seven meetings.

As described in the Compensation Discussion and Analysis, the Compensation Committee has directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), a nationally recognized consulting firm dedicated to assisting clients with compensation plan design for executives, key employees and boards of directors, to work with the Compensation Committee to assist it in the determination of the key elements of our compensation programs. F.W. Cook does not provide any other services to us.

After review and consultation with F.W. Cook, the Compensation Committee has determined that there are no conflicts of interest raised by the work of F.W. Cook currently nor were any conflicts of interest raised by the work performed during the year ended December 31, 2014. In reaching these conclusions, the Compensation Committee considered the factors set forth in applicable SEC and NASDAQ rules.

Audit Committee

The Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, is also responsible for assisting our Board with its oversight responsibilities regarding: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. The current members of the Audit Committee are Messrs. Dimick (Chairman), Bartos and Samek, each of whom served on the committee throughout 2014. Our Board has determined that each current member of the Audit Committee meets the NASDAQ composition requirements, including the requirements regarding financial literacy and financial sophistication, and the Board has determined that each member is independent under NASDAQ listing standards and the rules of the SEC regarding audit committee membership. Our Board has also determined that Mr. Dimick is an “audit committee financial expert” within the meaning of SEC rules.

Our Corporate Governance Guidelines provide that the members of the Audit Committee may not serve on the audit committee of more than two other public companies at the same time as they are serving on our Audit Committee unless our Board determines that such simultaneous service would not impair the ability of such member to effectively serve on our Audit Committee. Mr. Dimick currently serves on the audit committees of four public companies, in addition to our Audit Committee. In light of Mr. Dimick’s other commitments, our Board has concluded that his service on those four audit committees would not impair his ability to effectively serve on our Audit Committee. During fiscal 2014, the Audit Committee held eight meetings. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

Stockholders and other parties interested in communicating directly with our Audit Committee, our independent directors as a group, our non-management directors as a group or our presiding director of the executive sessions of the non-management directors may do so by writing to our Secretary at Alliance HealthCare Services, Inc. 100 Bayview Circle, Suite 400, Newport Beach, CA 92660. Our Secretary will review all such correspondence and forward to the Board a summary of that correspondence and copies of any correspondence that, in his opinion, deals with the functions of the Board or its committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Alliance that is addressed to members of the Board and request copies of any such correspondence. Any concerns relating to accounting, internal controls or auditing matters will be brought to the attention of our Audit Committee and handled in accordance with the procedures established by our Audit Committee with respect to those matters.

Hotline for Accounting or Auditing Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, the Audit Committee established a hotline for the receipt of complaints regarding our accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees or stockholders of concerns regarding questionable accounting or auditing matters. Employees or stockholders may call (800) 799-4605 to make anonymous submission of their concerns.

Strategic Planning and Finance Committee

The Strategic Planning and Finance Committee, prior to its dissolution on March 25, 2014, was responsible for providing assistance to the Board in its oversight of our financial affairs, capital expenditure policy, investment policy, insurance programs and capital structure. The Strategic Planning and Finance Committee’s members for 2014 were Messrs. Buckelew (Chairman), Dimick, Harmon and Viviano. The Strategic Planning and Finance Committee was formed in 2012 as a replacement for the previously constituted Finance Committee and did not hold any meetings in fiscal 2014.

Pay Risk Assessment

The Compensation Committee and the Board as a whole perform an ongoing oversight of our compensation practices in light of the risks in our operations. The oversight includes, among other things, a review of management’s decision-making and policy-making structures and practices; the methodology used to define, update and measure short-term and long-term objectives; the effectiveness and nature of communications within

Alliance and between management and our Board and other stakeholders; and our compliance policies, practices and programs. In general, based upon this review, each of the Compensation Committee and the Board believes that our compensation practices do not provide undue incentives for short-term planning or short-term financial awards, and do not reward unreasonable risk. You can find a more detailed description of the risk factors associated with our business in the “Risk Factors” section of our annual report on Form 10-K for the year ended December 31, 2014.

As described in more detail below, the Compensation Committee and the Board believe that our compensation policies and practices encourage actions that increase the value of Alliance and are well aligned with our strategic objectives. Based on management’s ongoing assessment of our compensation practices, and our review and discussion of the same with the Compensation Committee, we believe that our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on Alliance. In evaluating our compensation policies and practices, a number of factors were identified which Alliance and the Compensation Committee believe discourage excessive risk-taking, including:

•	The base salaries we pay to our employees are fixed in amount, and thus the Compensation Committee and the Board do not believe that these base salaries encourage excessive risk-taking.

•	The Radiology Division has established separate bonus and commission plans for its sales, marketing and operations teams. For the sales team, commissions are tied to signing service agreements with new customers and renewing service agreements with existing customers. The longer the term of the agreement and the higher the value of the agreement, the larger the commission. Also, if actual revenues generated by a particular deal are lower than what was projected in the original business model for the deal, we adjust the total commissions to reflect actual performance. Marketing staff receive bonuses based on achievement of same store volume growth. Operations team leaders receive bonuses based on achievement of budgeted revenue, adjusted EBITDA and return on invested capital. Some operations team members also receive a transactional bonus based on customer renewals.

•	The Oncology Division has established separate bonus and commission plans for its business development, marketing and operations teams. For the business development team, we pay bonuses when new deals are signed, based on the value of the particular deal. Also, if actual revenues generated by a particular deal are lower than what was projected in the original business model for the deal, we adjust the total commissions to reflect actual performance. Marketing staff receive bonuses based on achievement of same store volume growth. We pay the operations team leaders bonuses based on achievement of budgeted revenue, adjusted EBITDA and return on invested capital. Physicists and dosimetrists working for the Oncology Division have up to 80% of their bonuses tied to quality components such as equipment safety and appropriate staffing levels. The Compensation Committee and Board believe that the Radiology Division and Oncology Division bonus and commission plans appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.

•	Several of our employees are awarded long-term equity-based incentives that are important to help further align those employees’ interests with those of our stockholders. The Compensation Committee and Board do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

The Board’s Role in Risk Oversight

The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of the Board’s risk management oversight is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board in setting our business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for us.

While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. The Board has delegated risk management responsibility with respect to legal and regulatory compliance, including compliance with the Sarbanes-Oxley Act of 2002, to the Audit Committee. The Audit Committee oversees the implementation of our Compliance Program, Records Retention Policy and Sarbanes-Oxley compliance as well as other compliance policies. The Audit Committee has a particular focus on financial risk, including internal controls, and receives an annual risk assessment report from our internal auditors. The Board has delegated responsibility for our directors and officers insurance programs to the Compensation Committee. The Audit Committee and Compensation Committee regularly report to the Board concerning risk management issues. Our Audit Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect us and works closely with our legal and regulatory groups. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

Fiscal 2014 Directors’ Compensation

Under our compensation program for non-employee directors, which we revised in 2014, we paid our non-employee directors an annual fee of $40,000 for their services as directors, payable in quarterly installments of $10,000 each. In addition, each non-employee director who is unaffiliated with Oaktree and MTS (other than Mr. Buckelew) received a restricted stock unit award on December 31, 2014, with the number of units calculated as $140,000, divided by the average share price of our Common Stock over the 15-day period preceding the grant date, rounded down to the nearest whole unit. Mr. Buckelew received a restricted stock unit award on December 31, 2014, with the number of units calculated as $137,500, divided by the closing share price of our Common Stock as of the grant date. These restricted stock unit awards will vest on December 31, 2015 if the director continues his service with us through that date. On December 31, 2014, each of Messrs. Bendikson, Harmon and Lane (the “Oaktree/MTS Directors”) received additional cash compensation of $140,000 for his Board service during 2014.

Our directors also received the following retainers for their service on committees of the Board of Directors and for serving as a chair of a committee for 2014:

Committee Chair Retainers
Audit	$30,000
Compensation	5,000
Nominating and Corporate Governance	5,000

Committee Member Retainers
Audit	$15,000
Compensation	5,000
Nominating and Corporate Governance	5,000

We entered into an offer letter with Mr. Buckelew effective June 1, 2012, providing for his service as our Interim Chief Executive Officer, which concluded on October 1, 2013, and Chairman of our Board. Under the offer letter, Mr. Buckelew is entitled to receive additional retainers for his service as Chairman of the Board. The combined amount of these retainers will be $335,000 per year through October 1, 2015, to be paid $197,500 in cash and $137,500 in restricted stock units, and $265,000 per year thereafter, paid $162,500 in cash and $102,500 in restricted stock units.

As in prior years, non-employee directors received reimbursement of travel expenses related to their Board service. We do not provide Mr. Tomlinson, who serves as our Chief Executive Officer, additional compensation for serving on the Board.

We have established a directors’ deferred compensation plan for all non-employee directors. No directors elected to participate in the directors’ deferred compensation plan in 2014, and only Mr. Dimick has an account balance under the directors’ deferred compensation plan. Upon retirement, separation from the Board or the occurrence of a change of control event, Mr. Dimick has the option of being paid cash or receiving Common Stock for his phantom shares.

Directors Compensation Table for Fiscal 2014

The following table summarizes the compensation earned during the fiscal year ended December 31, 2014 by each of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Scott A. Bartos	60,000	140,000		200,000
Aaron A. Bendikson	190,000	—		190,000
Larry C. Buckelew	197,500	137,500		335,000
Neil F. Dimick	75,000	140,000		215,000
Michael P. Harmon	180,000	—		180,000
Curtis S. Lane	190,000	—		190,000
Edward L. Samek	65,000	140,000		205,000
Paul S. Viviano	40,000	140,000	51,353	231,353

(1)	Amounts in this column represent cash retainer fees paid during 2014. The annual fee paid to each of the Oaktree/MTS Directors for his services is $40,000, which is paid in equal quarterly installments to an investment fund, not to the Oaktree/MTS Directors individually, as specified by each Oaktree/MTS Director. In addition, on December 31, 2014, in lieu of an annual restricted stock award, the Oaktree/MTS Directors each received additional cash compensation of $140,000 in consideration of his Board service during the year, which was paid to an investment fund, not to the Oaktree/MTS Directors individually, as specified by each Oaktree/MTS Director.
(2)	The amounts in this column are the aggregate grant date fair values computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (revised January 15, 2010), “Stock Compensation.” Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, but exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock or option awards were forfeited by any of our non-employee directors during fiscal 2014.
(3)	On December 31, 2014, each non-employee director other than Mr. Buckelew and the Oaktree/MTS Directors was automatically granted an award of 6,602 restricted stock units under our 2014 director compensation program. The grant date fair value of each of these awards was $140,000. On December 31, 2014, Mr. Buckelew was automatically granted an award of 6,551 restricted stock units under our 2014 director compensation program pursuant to the terms of his offer letter described above. The grant date fair value of this award was $137,500. In addition, as of December 31, 2014, each director had the following number of unvested restricted stock units: Mr. Bartos (6,602), Mr. Bendikson (0), Mr. Buckelew (6,651), Mr. Dimick (6,602), Mr. Harmon (0), Mr. Lane (0), Mr. Samek (6,602) and Mr. Viviano (6,602). Mr. Dimick also had 1,112 outstanding phantom shares in his account under our directors’ deferred compensation plan. Mr. Buckelew had 100,000 outstanding option awards as of December 31, 2014. No other non-employee director in the table above had any outstanding option awards as of December 31, 2014. Mr. Tomlinson had outstanding option awards as of December 31, 2014, but he is a named executive officer for 2014 and information regarding his 2014 compensation and outstanding awards is provided below in the “Executive Compensation” section.
(4)	All Other Compensation for Mr. Viviano represents a payout of the return on capital component under the Executive Incentive Plan for prior years. For details regarding the return on capital component of the Executive Incentive Plan for prior years, see the “Compensation Discussion and Analysis” section below. Mr. Viviano’s 2014 payout for the return on capital component of the Executive Incentive Plan was calculated with respect to the de novo and acquisition investments made in 2011and 2012, during which time Mr. Viviano served as our Chief Executive Officer.

OWNERSHIP OF ALLIANCE COMMON STOCK

The following table sets forth certain information regarding beneficial ownership of the Common Stock as of April 8, 2015 by: (a) each person who is known by us to own beneficially more than 5% of our Common Stock; (b) each of our named executive officers (as defined in “Compensation Discussion and Analysis”); (c) by each of our directors and nominees for director; and (d) by all of our current executive officers and directors as a group. Unless otherwise indicated, the address of the person or entities shown in the table below is c/o Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, CA 92660.

Name	Common Stock Owned Beneficially(1)	Percentage of Shares Beneficially Owned(1)
Greater than 5% Stockholders:
OCM Principal Opportunities Fund IV, L.P.(2)	4,980,523	46.3%
Renaissance Technologies LLC(3)	603,260	5.6%
BlackRock, Inc(4).	547,695	5.1%
MTS Health Investors LLC(5)	457,422	4.3%
Named Executive Officers: (6)
Percy C. Tomlinson	20,590	*
Howard K. Aihara	104,384	1.0%
Richard W. Johns	65,817	*
Richard A. Jones	88,427	*
Gregory E. Spurlock	15,011	*
Michael J. Shea(7)	116,872	1.1%
Directors:
Scott A. Bartos	2,194	*
Aaron A. Bendikson(2)	4,980,523	46.3%
Larry C. Buckelew(8)	136,486	1.3%
Neil F. Dimick(9)	34,598	*
Michael P. Harmon(2)	4,980,523	46.3%
Curtis S. Lane(5)	457,422	4.3%
Edward L. Samek	45,486	*
Paul S. Viviano	55,223	*
All Current Executive Officers and Directors (13 persons)(10)	6,006,161	54.3%

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them and have an address in care of our principal office. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentages are based upon 10,749,109 shares outstanding as of April 8, 2015, except for certain persons who hold options that are presently exercisable or exercisable within 60 days of that date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of April 8, 2015 are based upon the sum of 10,749,109 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of April 8, 2015 held by them, as indicated in the following notes. We also deem shares representing deferred stock units credited to accounts in our Deferred Compensation Plan as of April 8, 2015 as outstanding for purposes of computing the share amount and the percentage ownership of the person to whose account those units are credited, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person.
(2)

OCM Principal Opportunities Fund IV, L.P. (“POF IV”) is a limited partnership ultimately controlled by Oaktree Capital Group Holdings GP, LLC (“OCGH GP”). OCGH GP is a limited liability company managed by an executive committee, the members of which are Stephen A. Kaplan, Howard S. Marks,

Bruce A. Karsh, Kevin Clayton, John B. Frank, Larry W. Keele, David M. Kirchheimer and Sheldon M. Stone (each, an “OCGH GP Member” and collectively, the “OCGH GP Members”). Each of Aaron A. Bendikson and Michael P. Harmon is a member of our Board and is an officer of Oaktree Capital Management, L.P., the investment manager of POF IV, which has the ability to direct the investment decisions of POF IV. Except to the extent of their respective pecuniary interest, each OCGH GP Member, Mr. Bendikson and Mr. Harmon disclaim beneficial ownership of any shares held by POF IV. The address of POF IV, OCGH GP, Oaktree Capital Management, L.P., each OCGH GP Member, Mr. Bendikson and Mr. Harmon is: c/o Oaktree Capital Management L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.
(3)	The amounts shown and the following information was provided by Renaissance Technologies LLC (“RTC”) and Renaissance Technologies Holding Company (“RTHC”) pursuant to a Schedule 13G filed with the SEC on February 12, 2015 indicating beneficial ownership as of December 31, 2014 of 603,260 shares of our Common Stock. RTC and RTHC report that they have sole voting power over 550,660 of these shares and sole dispositive power over 603,260 shares. The address of the principal business office of RTC and RTHC is 800 Third Avenue, New York, New York 10022.
(4)	The amounts shown and the following information was provided by BlackRock, Inc. pursuant to a Schedule 13G filed with the SEC on March 2, 2015 indicating beneficial ownership of December 31, 2014 of 547,695 shares of our Common Stock. BlackRock, Inc. reports that it has sole voting power over 542,314 of these shares and sole dispositive power over 547,695 shares. The address of the principal business office of BlackRock, Inc. is East 52nd Street, New York, New York 10022.
(5)	MTS Health Investors L.L.C. is a limited liability company, the senior managing members of which are Curtis S. Lane and Oliver T. Moses. Mr. Lane is currently a member of our Board. Mr. Lane may be deemed to share beneficial ownership of any shares beneficially owned by MTS Health Investors L.L.C. Mr. Lane disclaims such beneficial ownership. The address of MTS Health Investors L.L.C. and Mr. Lane is: c/o MTS Health Investors L.L.C., 623 Fifth Avenue, New York, NY 10022.
(6)	Includes shares of our Common Stock that may be acquired as of or within 60 days of April 8, 2015 through the exercise of stock options as follows: Mr. Tomlinson (20,590), Mr. Aihara (52,604), Mr. Johns (65,817), Mr. Jones (72,369), Mr. Spurlock (6,011) and Mr. Shea (0). Also includes shares of our Common Stock that may be acquired within 60 days of April 8, 2015 through the vesting of restricted stock unit awards as follows: Mr. Tomlinson (0), Mr. Aihara (0), Mr. Johns (0), Mr. Jones (0), Mr. Spurlock (0) and Mr. Shea (0).
(7)	Mr. Shea separated from the company effective April 30, 2014. Beneficial ownership information for Mr. Shea is provided as of the effective date of his separation from the company. See “Outstanding Equity Awards at 2014 Fiscal Year-End” and “Fiscal 2014 Option Exercise and Stock Vested” tables below.
(8)	Includes 100,000 shares of our Common Stock that may be acquired as of or within 60 days of April 8, 2015 through the exercise of stock options.
(9)	This amount also includes 1,112 phantom shares issuable under our directors’ deferred compensation plan upon retirement, separation from the Board or the occurrence of a change of control.
(10)	This amount includes 317,391 shares issuable upon exercise of stock options that are exercisable as of or within 60 days after April 8, 2015, and includes 0 shares that may be acquired within 60 days after April 8, 2015 through the vesting of restricted stock unit awards. This amount also includes 1,112 phantom shares issuable under our directors’ deferred compensation plan upon retirement, separation from the Board or the occurrence of a change of control.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our compensation policies for our executive officers who are named in the “Summary Compensation Table” below. Our “named executive officers” for 2014, who we refer to as our “executives” or “executive officers” in this section are:

•	Percy C. Tomlinson, President and Chief Executive Officer (CEO);

•	Howard K. Aihara, Executive Vice President and Chief Financial Officer (CFO);

•	Richard W. Johns, Executive Vice President, General Counsel and Secretary;

•	Richard A. Jones, President, Alliance Radiology Division;

•	Gregory E. Spurlock, President, Alliance Oncology Division; and

•	Michael J. Shea, Former Chief Operating Officer (COO).

Executive Summary

We are a leading national provider of advanced outpatient diagnostic imaging and radiation therapy services, based upon annual revenue and number of systems deployed. Managing and growing our business requires a management team of dedicated, experienced and talented executives. Our executives are accountable for the performance of the company and the division(s) they manage and are compensated primarily based on that performance.

Fiscal 2014 was another successful and important year for the company as we seek to execute on our long-term strategic growth plan. For 2014, we achieved revenue of $436.4 million and adjusted EBITDA (as defined below) of $135.8 million. We generated strong cash flow and produced significant revenue and same store volume growth in our Oncology Division in 2014. We expect to continue to diversify our business model and deliver value across our service lines.

We believe that executive compensation for 2014 was consistent with our compensation philosophy and objectives (as described below) and with our performance during the year. The following discussion summarizes in more detail our executive compensation program, including our compensation philosophy and objectives, the processes and sources of input that are considered in determining executive compensation, and an analysis of the compensation paid to or earned by the executive officers for 2014.

Our Executive Compensation Philosophy and Objectives

Purpose of Compensation

Our executive compensation program aims to attract talented individuals to lead, manage and operate all aspects of our business and reward and retain executives who continue to meet our high expectations over time. Our executive compensation program combines short- and long-term components, cash and equity, and fixed and contingent payments in the amounts and proportions that we believe are most appropriate to incentivize and reward our executive officers for achieving our objectives. Our executive compensation program also is intended to make us competitive in our industry, where there is considerable competition for talented executives.

Compensation Objectives

Our Compensation Committee has designed our executive compensation to be significantly performance-based. The Compensation Committee believes that compensation we pay to our executives should align closely with our performance on both a short-term and long-term basis; should be linked to specific, measurable results intended to create value for stockholders; and should assist us in attracting and retaining key executives critical to our long-term success.

More particularly, our compensation program strives to achieve the following objectives:

•	attract and retain individuals of superior ability and managerial talent;

•	ensure executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	increase the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	enhance the executives’ incentive to increase our stock price and maximize stockholder value, as well as promote retention of key people, by providing a portion of total compensation opportunities for senior management in the form of direct ownership in Alliance through stock options and/or restricted stock units.

To achieve these objectives, we pay our executive officers competitively, consistent with our success and their contribution to that success. We ensure that a significant portion of compensation directly relates to our stock performance and other factors that directly and indirectly influence stockholder value. Accordingly, the Compensation Committee sets goals designed to link each executive’s compensation to identified key measures of our performance and the executive’s own performance. Consistent with this performance-based philosophy, our executive officer compensation includes a significant incentive-based component in addition to a base salary. The Compensation Committee reserves for our named executive officers the largest potential compensation awards for performance- and incentive-based programs.

The elements of our executive compensation include the following:

•	annual base salary;

•	annual cash bonus opportunity in accordance with our Executive Incentive Plan;

•	long-term incentive awards in accordance with our 1999 Equity Plan;

•	retention bonuses in circumstances in which our Compensation Committee determines necessary; and

•	additional benefits and perquisites.

Generally, our Compensation Committee allocates total compensation between cash and equity based in part on a review of peer group healthcare services companies of comparable size and with which we compete for executive talent, as discussed below. The allocation reflects what the members of the Compensation Committee believe to be an appropriate balance between short-term incentives and long-term incentives to align the interests of our executive officers with the interests of our stockholders. Our Compensation Committee annually evaluates the balance between equity and cash compensation among executive officers.

Determination of Executive Compensation

Role of the Compensation Committee

The Compensation Committee evaluates the performance of our CEO and has the sole authority to approve his compensation. The Compensation Committee reviews and makes compensation determinations with respect to all compensation for all other executive officers. To aid the Compensation Committee in making its determinations, the CEO provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers.

Role of Executive Officers

In connection with the determination of compensation awards, our CEO evaluates the performance of each named executive officer. Each named executive officer in turn participates in an annual performance review with the CEO to provide input about the named executive officer’s contributions to our company for the relevant period. The Compensation Committee annually reviews the performance of our named executive officers, and our CEO’s assessments of that performance, when making its compensation determinations.

Compensation Benchmarking and Peer Group

The Compensation Committee considers the compensation paid by a peer group of healthcare services companies in determining base salaries, target bonus percentages, discretionary equity grants and allocation of total compensation between cash and equity. This approach enables us to offer competitive compensation packages to our executives and also ensures that our cost structures will allow us to remain competitive in our markets. In setting annual cash compensation opportunities and determining equity grants, the Compensation Committee considers the peer group data but does not target any specific positioning for the compensation components or total compensation.

In late 2013, for use in the 2014 compensation review, the Compensation Committee directly engaged F.W. Cook to work with management and the Compensation Committee to assist it in the determination of the key elements of the compensation programs. At the Compensation Committee’s direction, F.W. Cook evaluated a number of factors, including total cash compensation, existing equity awards and share ownership, cash bonuses to retain executive officers and the relative experience and responsibilities of executives. F.W. Cook also prepared a summary comparison of our various compensation components and total compensation to the peer group data. F.W. Cook provided data and analysis to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executives, which we collectively refer to in this discussion as the 2014 report. All references or comparisons to our peer group in this Proxy Statement refer to the peer group described in the 2014 report and below.

The peer group used in the 2014 report was comprised of the following 9 companies recommended by F.W. Cook and approved by the Compensation Committee: Amedisys Inc.; AMN Healthcare Services, Inc.; AmSurg Corp.; Cross Country Healthcare, Inc.; Hanger Orthopedic Group, Inc.; Healthways, Inc.; IPC The Hospitalist Company, Inc.; RadNet Inc.; and U.S. Physical Therapy, Inc. The Compensation Committee believes that this group of companies provides an appropriate peer group because the companies are primarily engaged in healthcare services and healthcare facilities; they balance the company’s relative size in terms of revenue; earnings before interest, taxes, depreciation and amortization (EBITDA); market cap and enterprise value; and they were all included in peer group used to set executive compensation for 2013. For the 2014 report, Rotech Healthcare was removed from the peer group used to set 2013 compensation because it filed for bankruptcy in 2013.

Stockholder Advisory Vote on Executive Compensation

At our 2014 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers with an approval rating of approximately 88% of votes cast. While the Compensation Committee is pleased with the support shown by our stockholders in this advisory vote, modifications were made for 2014 as we strive to ensure that our executive compensation is aligned with our corporate strategy, business objectives and the long-term interests of our stockholders. Because our stockholders voted at the 2011 annual meeting of stockholders to hold future advisory votes on the compensation of our named executive officers every three years, we expect to hold the next advisory say-on-pay vote at the 2017 annual meeting of stockholders.

Elements of our Executive Compensation Program

The following sections describe each element of the direct compensation program for our named executive officers in more detail.

Annual Base Salary

The Compensation Committee establishes base salaries for executive officers based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, competitive salary levels within the peer group of companies and company budget. Based on proxy data described in the 2014 report, the base salaries of Messrs. Aihara, Jones and Spurlock fell 10% to 20% below the 25th percentile of our peer group, the base salary of Mr. Tomlinson fell 15% below the median of our peer group, the base salary of Mr. Johns fell between the median and 75th percentile of our peer group and the base salary of Mr. Shea fell above the 75th percentile of our peer group. The Compensation Committee sets the base salary of each of our named executive officers each year based significantly on individual performance, as assessed by the Compensation Committee with input from the CEO regarding executives other than himself. The Compensation Committee also considers how the executive’s base salary compares with the peer group generally, but the Compensation Committee does not target any specific level of base salary for the executives as compared to the peer group. Any increase in salary is discretionary, and our executives receive no formulaic base salary increases.

Mr. Aihara received an increase in his base salary for 2014 to $299,580, Mr. Jones received an increase in his base salary for 2014 to $310,000 and Mr. Spurlock received an increase in his base salary for 2014 to $290,000. Each of these base salary increases were effective as of April 7, 2014. None of our other named executive officers received a base salary increase for 2014.

The base salaries of our named executive officers are set forth below:

Name and Title	2012 Salary	2013 Salary	2014 Salary
Percy C. Tomlinson, President and Chief Executive Officer	N/A	$600,000	No change
Howard K. Aihara, Executive Vice President and Chief Financial Officer	$294,580	No change	$299,580
Richard W. Johns, Executive Vice President, General Counsel and Secretary	N/A	$325,000	No change
Richard A. Jones, President, Radiology Division	$300,000	$300,000	$310,000
Gregory E. Spurlock, President, Oncology Division	$217,000	$280,000	$290,000
Michael J. Shea, Former Chief Operating Officer(1)	$500,000	No change	No change

(1)	Mr. Shea separated from Alliance effective as of April 30, 2014.

Annual Cash Bonus Opportunity

Each of our named executive officers participate in an annual bonus plan called the Executive Incentive Plan.

Target Bonus Opportunity. The Compensation Committee generally assigns to each of our executives an annual target bonus that is stated as a percentage of his annual base salary. The percentage target increases along with the executive’s responsibilities within the company and with the named executive officer’s ability to influence the overall results of the company. For 2014, in accordance with Mr. Tomlinson’s offer letter, the target bonus opportunity for Mr. Tomlinson was 85% of his annual base salary. The Compensation Committee also set the following target bonus percentages for the other named executive officers: Mr. Shea, former COO—85% of annual base salary, and Mr. Aihara, our CFO, Mr. Johns, Mr. Jones and Mr. Spurlock—75% of annual base salary each. The Compensation Committee determined that these percentages appropriately reflected the responsibilities held by each officer and his ability to affect the success of the company.

For 2014, the bonus amount earned by each executive under the Executive Incentive Plan was calculated in two steps. First, the fiscal 2014 bonus opportunity for each executive was determined based on achievement against three company or, in the case of Messrs. Jones and Spurlock, division financial performance measures:

(1)	revenue component—20% of total 2014 bonus opportunity;

(2)	adjusted EBITDA component—60% of total 2014 bonus opportunity; and

(3)	return on invested capital component—20% of total 2014 bonus opportunity.

Second, the bonus amount earned by each executive was calculated as the sum of:

(1)	an amount equal to 70% of the 2014 bonus opportunity for such executive; and

(2)	an amount equal to 30% of the 2014 bonus opportunity for such executive multiplied by the executive’s percentage achievement of his individual performance objectives (“Performance Objectives”) for 2014.

Revenue Component. The revenue component constituted 20% of the annual bonus opportunity in 2014. For Mr. Jones, President of our Radiology Division, the revenue component is based solely on revenue for the Radiology Division. For Mr. Spurlock, President of our Oncology Division, the revenue component is based solely on revenue for the Oncology Division. For the remaining named executive officers, the revenue component is based on an aggregate of revenue in both the Radiology Division and the Oncology Division since these executives are responsible for company-wide achievement. The actual bonus amount payable with respect to the revenue component ranges from 0% to 150% of the target bonus amount, with the higher our revenue against the established target, the higher the bonus percentage relative to this component. In 2014, the revenue target for the company was $452.8 million and the company achieved revenue of $436.4 million. This achievement level was 96.4% of the target, which resulted in bonus payouts under the Executive Incentive Plan for Messrs. Tomlinson, Aihara and Johns for the revenue component of 96.4% of the target bonus amount. In 2014, the revenue target for our Radiology Division was $358.1 million and our Radiology Division achieved revenue of $341.5 million. This achievement level was 95.3% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Jones for the revenue component of 91.8% of the target bonus amount. In 2014, the revenue target for our Oncology Division was $94.7 million and our Oncology Division achieved revenue of $92.9 million. This achievement level was 98.1% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Spurlock for the revenue component of 98.1% of the target bonus amount.

Adjusted EBITDA Component. The adjusted EBITDA component constituted 60% of the annual bonus opportunity in 2014. For Mr. Jones, President of our Radiology Division, the adjusted EBITDA component is based solely on adjusted EBITDA for the Radiology Division. For Mr. Spurlock, President of our Oncology Division, the adjusted EBITDA component is based solely on adjusted EBITDA for the Oncology Division. For the remaining named executive officers, the adjusted EBITDA component is based on an aggregate of adjusted EBITDA in both the Radiology Division and the Oncology Division since these executives are responsible for company-wide achievement. The actual bonus amount payable with respect to the adjusted EBITDA component ranges from 0% to 150% of the target bonus amount. In 2014, the adjusted EBITDA target for the company was $151.8 million and the company achieved adjusted EBITDA of $135.8 million. This achievement level was 89.4% of the target, which resulted in bonus payouts under the Executive Incentive Plan for Messrs. Tomlinson, Aihara and Johns for the adjusted EBITDA component of 0% of the target bonus amount. In 2014, the adjusted EBITDA target for our Radiology Division was $130.3 million and our Radiology Division achieved adjusted EBITDA of $110.5 million. This achievement level was 84.8% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Jones for the adjusted EBITDA component of 0% of the target bonus amount. In 2014, the adjusted EBITDA target for our Oncology Division was $38.4 million and our Oncology Division achieved adjusted EBITDA of $41.9 million. This achievement level was 109.0% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Spurlock for the adjusted EBITDA component of 144.3% of the target bonus amount.

Return on Invested Capital Component. The return on invested capital component constituted 20% of the annual bonus opportunity in 2014. “Return on invested capital” means (A) adjusted EBITDA net of minority interest and depreciation expense divided by (B) assets net of goodwill, intangible assets and non-debt liabilities. For Mr. Jones, President of our Radiology Division, the return on invested capital component is based solely on return on invested capital for the Radiology Division. For Mr. Spurlock, President of our Oncology Division, the return on invested capital component is based solely on return on invested capital for the Oncology Division. For the remaining named executive officers, the return on invested capital component is based on an aggregate of return on invested capital in both the Radiology Division and the Oncology Division since these executives are responsible for company-wide achievement. The actual bonus amount payable with respect to the return on invested capital component ranges from 0% to 150% of the target bonus amount. In 2014, the return on invested capital component for the company was 29.1% and the company achieved return on invested capital of 25.6%. This achievement level was 88.0% of the target, which resulted in bonus payouts under the Executive Incentive Plan for Messrs. Tomlinson, Aihara and Johns for the return on invested capital component of 35.6% of the target bonus amount. In 2014, the return on invested capital target for our Radiology Division was 54.1% and our Radiology Division achieved return on invested capital of 48.6%. This achievement level was 86.2% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Jones for the return on invested capital component of 21.6% of the target bonus amount. In 2014, the return on invested capital target for our Oncology Division was 19.1% and our Oncology Division achieved return on invested capital of 34.1% This achievement level was 178.8% of the target, which resulted in a bonus payout under the Executive Incentive Plan for Mr. Spurlock for the return on invested capital component of 150.0% of the target bonus amount.

Performance Objectives Component. Due to the number of Performance Objectives assigned to each named executive officer, no individual Performance Objective is material to the total compensation paid to a named executive officer. The Compensation Committee has set Performance Objectives to be difficult to attain in light of budget projections and past experience and does not expect the executive officer to attain them with average or below average effort or performance. Many Performance Objectives require the subjective judgment of the Compensation Committee.

Please see the following summaries of the individual Performance Objectives assigned to each named executive officer and the Compensation Committee’s assessment of his achievement of his Performance Objectives.

Chief Executive Officer—Percy C. Tomlinson

Mr. Tomlinson’s Performance Objectives for 2014 included key strategic goals for the company overall as well as for both the Radiology and Oncology Divisions and implementation of investor relations plans. No single Performance Objective for Mr. Tomlinson had a material effect on the total compensation payable or paid to him. Mr. Tomlinson achieved his Performance Objectives at 90% during 2014.

Executive Vice President and Chief Financial Officer—Howard K. Aihara

Mr. Aihara’s Performance Objectives for 2014 included such goals as expense reduction, revenue growth, implementation of investor relations plans, cash management and process improvement. No single Performance Objective for Mr. Aihara had a material effect on the total compensation payable or paid to him. Mr. Aihara achieved his Performance Objectives at 80% during 2014.

Executive Vice President, General Counsel, and Secretary—Richard W. Johns

Mr. Johns’ Performance Objectives for 2014 included such goals as improvements to the compliance program and corporate governance practices, business development and litigation management. No single Performance Objective for Mr. Johns had a material effect on the total compensation payable or paid to him. Mr. Johns achieved his Performance Objectives at 100% during 2014.

President, Radiology Division—Richard A. Jones

Mr. Jones’ Performance Objectives for 2014 included key strategic goals, revenue growth, same store volume growth, cost-savings and patient satisfaction, in each case with respect to the Radiology Division. No single Performance Objective for Mr. Jones had a material effect on the total compensation payable or paid to him. Mr. Jones achieved his Performance Objectives at 60% during 2014.

President, Oncology Division—Gregory E. Spurlock

Mr. Spurlock’s Performance Objectives for 2014 included key strategic goals, revenue growth, key personnel recruitment, selection, management, integration and mentoring, and patient satisfaction, in each case with respect to the Oncology Division. Mr. Spurlock achieved his Performance Objectives at 90% during 2014.

Former Chief Operating Officer—Michael J. Shea

Mr. Shea’s Performance Objectives for 2014 included such goals as revenue growth, compliance and training improvement, patient satisfaction, and key personnel recruitment, selection, management, integration and mentoring. Mr. Shea separated from Alliance effective April 30, 2014 and will receive his target bonus pursuant to the terms of his Executive Severance Agreement as described below.

Fiscal 2014 Executive Incentive Plan Bonus Calculation. In summary, for 2014 we paid the following bonuses to our named executive officers under the Executive Incentive Plan, which amounts are included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” below:

Step 1: Calculation of Total Fiscal 2014 Executive Incentive Plan Bonus Opportunity:

Name	Revenue Payout %	Adjusted EBITDA Payout %	Return on Invested Capital Payout %	Weighted Average Payout %	Total Fiscal 2014 Bonus Opportunity
Percy C. Tomlinson	96.4%	0%	35.6%	26.4%	$134,595
Howard K. Aihara	96.4%	0%	35.6%	26.4%	$59,297
Richard W. Johns	96.4%	0%	35.6%	26.4%	$64,328
Richard A. Jones	91.8%	0%	21.6%	22.7%	$52,710
Gregory E. Spurlock	98.1%	144.3%	150.0%	136.2%	$296,216

Step 2: Calculation of Total Fiscal 2014 Executive Incentive Plan Bonus Earned:

	Financial Performance Component— 70%	Individual Performance Component —30%
Name	Financial Component Bonus Amount	Individual Performance Bonus Opportunity	Individual Performance Score	Individual Performance Component Bonus Amount	Total Fiscal 2014 Bonus Amount
Percy C. Tomlinson	$94,216	$40,379	90%	$36,341	$130,557
Howard K. Aihara	$41,508	$17,789	80%	$14,231	$55,739
Richard W. Johns	$45,030	$19,299	100%	$19,299	$64,328
Richard A. Jones	$36,897	$15,813	60%	$9,488	$46,385
Gregory E. Spurlock	$207,351	$88,865	90%	$79,978	$287,330

In connection with Mr. Shea’s separation from Alliance effective as of April 30, 2014, we will pay Mr. Shea 100% of his 2014 target bonus (85% of his base salary) under the Executive Incentive Plan in accordance with the terms of his Executive Severance Agreement. This amount is included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” below.

Payouts for Return on Capital Component of Executive Incentive Plan For Prior Years. In 2014, certain of our named executive officers also received payouts under the return on capital component (the “ROC Component”) of the Executive Incentive Plan for prior years. The ROC Component is measured with respect to (1) investments in fixed-site imaging centers and radiation oncology centers (collectively, the “de novo investments”) and (2) acquisition investments. For Mr. Jones, President of our Radiology Division, the ROC Component is based solely on investments for the Radiology Division. For Mr. Spurlock, President of our Oncology Division, the ROC Component is based solely on investments for the Oncology Division. For the remaining named executive officers, the ROC Component is based on an aggregate of investments in both the Radiology Division and the Oncology Division since these executives are responsible for company-wide achievement. The return on capital is determined based on EBIT (defined as earnings before interest and income taxes), divided by total capital expended, in each case with respect to the particular investment. For the de novo investments, return on capital is measured against a return on capital expectation established by the Compensation Committee. For the acquisition investments, the return on capital is measured against the return on capital target for the particular acquisition established by the Board of Directors. Achievement of return on capital is calculated based on a weighted average of the de novo and acquisition investments achievement levels, with payment ranging from 0% to 175% of the target bonus amount. The Board of Directors considers our success in developing these de novo centers and in strategically investing in acquisitions to be critical components for our overall success.

The ROC Component is measured and paid two and three fiscal years after the particular investment is made. For example, for the 2013 de novo and acquisition investments, the return on capital achievement levels will be calculated based on 2015 performance. One-half of the amounts calculated will be paid with respect to 2015 performance. The return on capital will again be calculated based on 2016 performance, and the full bonus amount, less the amount already paid for 2015, will be paid with respect to 2016 performance. The purpose of this deferral in measurement is to encourage our executives to make sound long-term investments and to allow for these investments to mature over time. The ROC Component was not a component of our 2014 Executive Incentive Plan and will only be paid with respect to de novo and acquisition investments made prior to fiscal 2014.

For the ROC Component payout in 2014, we calculated the return on capital with respect to the de novo and acquisition investments made in 2011 and 2012, with Mr. Tomlinson not being eligible for a ROC Component payout in 2014 due to his not being employed with the company at the time these investments were made, and Messrs. Johns, Spurlock and Shea not being eligible for ROC Component payouts in 2014 relating to investments made in 2011 due to their not being employed with the company during the time these investments were made.

For 2011, the Radiology Division achieved a 20.4% return on capital for de novo investments (against a 15% target), resulting in an achievement rate of 150%, and did not make any acquisition investments. On a weighted average basis, this resulted in a 150% blended achievement bonus payout related to 2011 investments for Mr. Jones. The company as a whole achieved a 23.2% return on capital for de novo investments (against a 15% target), resulting in an achievement rate of 165%, and achieved a 27.3% return on capital for acquisition investments corresponding to a 144% achievement rate. Accordingly, on a weighted average basis, this resulted in a 146.9% blended achievement bonus payout related to 2011 investments for Mr. Aihara. The amount earned based on this performance, less the amount paid last year based on 2013 performance, was paid for 2014.

For 2012, the Radiology Division achieved a 14.5% return on capital for de novo investments (against a 15% target), resulting in an achievement rate of 90%, and did not make any acquisition investments. On a weighted average basis, this resulted in a 90% blended achievement bonus payout related to 2012 investments for Mr. Jones. The company as a whole achieved a 14.5% return on capital for de novo investments (against a 15% target), resulting in an achievement rate of 90%, and did not make any acquisition investments. Accordingly on a weighted average basis, this resulted in a 90% blended achievement bonus payout related to 2012 investments for Messrs. Aihara, Johns and Shea. One-half of the amount earned based on this performance was paid for 2014, with the remaining amount to be earned and payable based on return on capital performance in 2015.

Fiscal Return on Capital Bonus Calculation. In summary, for 2014 we paid the following bonuses to our named executive officers under the ROC Component of the Executive Incentive Plan for prior years, which amounts are included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” below:

Name	2011 Return on Capital %	2011 Return on Capital Bonus Amount	2012 Return on Capital %	2012 Return on Capital Bonus Amount	Total 2014 Return on Capital Bonus Amount
Howard K. Aihara	146.9%	$39,585	90%	$19,884	$59,469
Richard W. Johns	N/A	N/A	90%	$21,938	$21,938
Richard A. Jones	150%	$7,453	90%	$20,250	$27,703
Michael J. Shea(1)	N/A	N/A	90%	$22,313	$22,313

(1)	Mr. Shea separated from the company effective as of April 30, 2014.

Oncology Division 2014 Business Development Incentive Compensation Plan. In addition to the Executive Incentive Plan described above, effective January 1, 2014, Mr. Spurlock was eligible to receive a commission equal to $75,000 for each contract executed by the company in 2014 in connection with the creation or upgrade of a radiation therapy treatment facility owned, leased and/or operated by the company’s oncology division if such contract generated at least $3,000,000 of EBITDA. For 2014, we paid a commission of $75,000 to Mr. Spurlock under the Oncology Division 2014 Business Development Incentive Compensation Plan, which amount is included in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” below.

In addition to our Executive Incentive Plan and our Oncology Division 2014 Business Development Incentive Compensation Plan, our Board of Directors or our Compensation Committee may from time to time award discretionary cash bonuses to our executives based on significant contributions to our company. In 2014, Messrs. Aihara and Johns each received a discretionary cash bonus equal to $20,000 based on their contributions to strategic initiatives, which amounts are included in the Bonus column of the “Summary Compensation Table 2012—2014 Fiscal Years” below.

Long-Term Incentive Compensation

Annual Long-Term Incentive Program (LTIP) Awards. In May 2013, with the assistance of F.W. Cook, we adopted a new long-term incentive program (“LTIP”) under which executive officers and other eligible employees may be granted on an annual basis a combination of stock options and annual performance cash awards payable based on achievement against a pre-established adjusted EBITDA goal (referred to as “EBITDA Awards”) for the year. The Compensation Committee has established annual LTIP grant guidelines for each executive officer, which are based on the individual’s position level and are expressed as a percentage of annual salary. These LTIP grant guidelines are one factor the Compensation Committee considers when determining the grant value of the annual awards to each executive under the LTIP. The Compensation Committee also considers the recommendation of our Chief Executive Officer (other than for the Chief Executive Officer’s LTIP award) and a subjective evaluation of the executive’s responsibilities, individual performance, current compensation package, value of unvested equity awards and expected future contributions and value to the company. Once the grant value for these executives is determined, the Compensation Committee determines the appropriate allocation of the grant value between stock options and EBITDA Awards.

The Compensation Committee granted the 2014 LTIP awards in January 2014. Mr. Tomlinson’s offer letter, which is described below, provided for the grant of certain equity awards for 2014 in lieu of participation in the 2014 LTIP. After reviewing the LTIP guidelines for each executive officer and the other factors described in the preceding paragraph, the Compensation Committee determined to provide LTIP awards equal to the LTIP guideline applicable to each such executive and to split the award values evenly between stock options (based on a Black-Scholes valuation as of the grant date) and EBITDA Awards (based on the target award value). One of the principal factors in making this determination was a strong desire to stress internal parity and to balance both short-term and long-term objectives.

Name	LTIP Guideline as % of Salary	Approx. LTIP Grant Value Approved	LTIP Grant Value as % of Base Salary	Value Allocated to Stock Options	Value Allocated to Target EBITDA Award
Howard K. Aihara	50%	$147,290	50%	50% ($73,645)	50% ($73,645)
Richard W. Johns	50%	$162,500	50%	50% ($81,250)	50% ($81,250)
Richard A. Jones	50%	$150,000	50%	50% ($75,000)	50% ($75,000)
Gregory E. Spurlock	50%	$140,000	50%	50% ($70,000)	50% ($70,000)

Mr. Shea separated from the company effective as of April 30, 2014 and, thus, did not participate in the LTIP for 2014.

The stock options were granted with an exercise price equal to the closing price of our Common Stock on the NASDAQ Stock Market on the date of grant and generally vest in three equal installments on the first three anniversaries of the grant date. We believe that stock options, which provide a reward to the executive only if the market price of the underlying shares increases over time, are inherently performance-based and serve as an effective means to achieve our compensation objective of motivating our executives to contribute to the long-term growth and profitability of our company and thereby create value for our stockholders. Stock options also function as a retention incentive for our executives as they generally vest and become exercisable in periodic installments over a three-year period, contingent upon the executive’s continued employment.

The EBITDA Awards represent the right to receive a bonus payment, the amount of which is specified in the award agreement, if the company meets or exceeds the 2014 target adjusted EBITDA established by the Compensation Committee for the year. For this purpose, adjusted EBITDA means net income (or loss) under generally accepted accounting principles, before: interest expense; income taxes; depreciation and amortization expense; income (or loss) related to minority interests; severance or other restructuring expenses; acquisition fees or costs; costs related to debt financing; non-cash charges such as share-based compensation, impairment charges and other non-cash charges included in other income (or expense). Adjusted EBITDA is determined by the Compensation Committee taking into account adjustments that the Compensation Committee believes are appropriate, such as for acquisitions or dispositions during the year. If the target adjusted EBITDA is not met, any amount earned under the award will be at the Compensation Committee’s discretion. If an amount is payable under the EBITDA Award, then one-third (1/3) of the amount of the award will vest and become payable as of December 31 of that year. The remaining two-thirds (2/3) of the amount of the award will vest and become payable in equal installments on December 31 of each of the next two years, subject to the executive’s continued

employment through the applicable vesting date. The purpose of the EBITDA Awards is to focus executives on the achievement of an important financial operating objective and to encourage retention over the vesting period of the award.

The target adjusted EBITDA for 2014 was $137.8 million, and the actual achievement was $120.9 million, which was calculated as $10.6 million in net income under generally accepted accounting principles, plus $110.3 million in interest expense; income taxes; depreciation and amortization expense; severance or other restructuring expenses; acquisition fees or costs; costs related to debt financing; non-cash charges such as share-based compensation, impairment charges and other non-cash charges included in other income (or expense). As such, the adjusted EBITDA target was not satisfied for 2014. Notwithstanding, the Compensation Committee approved a discretionary payout under the EBITDA Awards equal to 50% of the target award value due to our significant achievements throughout the year and the high degree of difficulty reflected in the target goal. One-third of the amount approved for each EBITDA Award was paid in early 2015 and is included in the Bonus column of the “Summary Compensation Table.” The remaining two-thirds of the amount approved for each EBITDA Award will be payable in two equal installments shortly after completion of the 2015 and 2016 fiscal years, subject to the executive’s continued employment. Earned but unpaid EBITDA Award amounts may become payable earlier in connection with a change in control of the company or in connection with a termination of employment due to death or disability or by the executive for good reason.

Stock Option and Restricted Stock Unit Grants to CEO. As indicated above, on July 29, 2013, we entered into an offer letter pursuant to which Mr. Tomlinson was appointed our Chief Executive Officer effective October 1, 2013. In lieu of a separate grant pursuant to our 2014 LTIP, pursuant to his offer letter, Mr. Tomlinson was granted a stock option award with an estimated grant date fair value of $600,000. The stock option award vests in three equal installments on the second, third and fourth anniversaries of the grant date. Also in 2014, Mr. Tomlinson was granted an award of 25,000 restricted stock units (“RSUs”). The RSU award shall vest if the closing price of the company’s Common Stock quoted on the NASDAQ Stock Market exceeds a pre-established level during ten (10) consecutive trading days during the period beginning on January 1, 2015 and ending on the third anniversary of the grant date (the “Performance Goal”). If the Performance Goal is achieved after January 1, 2015 and before the first anniversary of the grant date, one-third (1/3) of the RSUs will vest on each of the first three anniversaries of the grant date, subject to Mr. Tomlinson’s continued service to the company through each vesting date. In the event the Performance Goal is achieved on or following the first anniversary of the grant date but prior to the second anniversary of the grant date, two-thirds (2/3) of the RSUs shall vest on the second anniversary of the grant date and one-third (1/3) of the RSUs shall vest on the third anniversary of the grant date, subject to Mr. Tomlinson’s continued service to the company through each vesting date. In the event the Performance Goal is achieved on or following the second anniversary of the grant date but prior to the third anniversary of the grant date, 100% of the RSUs shall vest on the third anniversary of the grant date, subject to Mr. Tomlinson’s continued service to the company through the vesting date. Mr. Tomlinson is eligible to participate in the LTIP commencing with the 2015 fiscal year. The Compensation Committee approved the offer letter, the grants provided therein and the grant of the RSU award to Mr. Tomlinson in 2014 and determined that they were appropriate and advisable to incent Mr. Tomlinson to join the company and to focus on driving the long-term success of the company.

Stock Option Grant to Former COO. On May 31, 2012, we entered into an offer letter pursuant to which Mr. Shea was appointed our Chief Operating Officer. The offer letter provided that Mr. Shea would be eligible for an award of 15,000 stock options based upon Mr. Shea’s achievement of his Performance Objectives for 2013 and the company’s achievement of “profit after lease” (“Company PAL”) of $50.3 million for 2013. For an explanation of Company PAL and Mr. Shea’s Performance Objective for 2013, please see the disclosure in our Proxy Statement for fiscal year 2013. On March 11, 2014, the Compensation Committee determined that the Company PAL target was achieved for 2013 and that Mr. Shea achieved his Performance Objectives at a rate of 70%. As such, the Compensation Committee approved the grant of 10,500 stock options (or 70% of 15,000) to Mr. Shea. The stock option award was scheduled to vest in three equal installments on each of the first three anniversaries of the grant date subject to Mr. Shea’s continued employment. The stock option award was forfeited upon Mr. Shea’s separation from the Company effective April 30, 2014. The Compensation Committee approved the offer letter and the grants provided therein, and determined that they were appropriate and advisable to incent Mr. Shea to join the company and to focus on driving the long-term success of the company.

Cash Retention Bonuses. On December 13, 2011, the Compensation Committee adopted a retention bonus plan for some of our named executive officers. Given the low level of our stock price and that many of the options previously granted to our named executive officers had exercise prices that were materially greater than our stock price, the Compensation Committee, with the advice of a compensation consultant and input from our Chief Executive Officer, determined that it was prudent to grant cash retention bonuses to some of our named executive officers in an effort to ensure that we retain their services in a difficult environment. The Compensation Committee granted bonuses in the amounts listed to the following named executive officers, with each amount being equal to the target annual bonus percentage of that executive multiplied by his base salary in effect for 2012.

Name and Title	Amount of Retention Bonus
Howard K. Aihara, Executive Vice President and Chief Financial Officer	$221,000
Richard A. Jones, President, Radiology Division	$199,000

Each bonus arrangement was evidenced by a letter agreement dated January 31, 2012, which provided that the bonus would be payable on the closest pay date following January 31, 2014 if the officer remained an employee in good standing through that date. If the officer chose to voluntarily terminate his employment with our company at any time before the bonus was paid, he would not be eligible to receive the bonus or any portion of it. If the officer’s employment was terminated “without cause” (as defined in the letter agreement) prior to January 31, 2014, the officer would receive 100% of the bonus. Both executives remained employed with the company through January 31, 2014, and the retention bonuses were paid to the executives on the first pay date following January 31, 2014. These amounts are included in the “Summary Compensation Table” for the 2014 fiscal year below.

Employment Agreements, Offer Letters and Severance Agreements

Employment Agreements and Offer Letters

The Compensation Committee does not have an established policy for entering into employment agreements or offer letters with executive officers. Generally, absent other factors, the Compensation Committee’s intent is to retain the flexibility to review and adjust compensation to our executive officers on at least an annual basis. In certain circumstances, however, particularly at the senior executive level, we have entered into employment agreements or offer letters with our executive officers where we determined that the retention of the executive was critical to our future success. In these cases, we may agree to fix some or all of the executive’s compensation for the term of the agreement.

For example, in connection with our executive reorganizational efforts of the last couple of years, we entered into offer letters with Mr. Tomlinson, our Chief Executive Officer, and Mr. Shea, our former Chief Operating Officer. We also previously entered into an employment agreement with Mr. Aihara, our Chief Financial Officer. These employment agreement and offer letters, which are summarized more thoroughly below in the section “Description of Compensation Arrangements for Named Executive Officers,” generally set forth a minimum annual base salary and annual target bonus opportunity for the executive during the term of employment. These agreements also provide for certain equity awards to be granted to the executive upon or following commencement of employment, which are intended to provide retention, to align the executive’s interests with those of our stockholders and, in some cases, to make the executive whole for compensation forfeitable upon leaving a previous employer. The Compensation Committee, generally after consultation with F.W. Cook, has approved these agreements and determined that they are appropriate and advisable to maintain a consistent, focused and motivated executive leadership team.

Severance and Change in Control Benefits

Our executive officers are eligible to receive certain severance and change in control benefits under various agreements with us. Our philosophy is that, outside of a change in control context, severance protections are only appropriate in the event an executive’s employment is involuntarily terminated by us without “cause” or is voluntarily terminated by the executive for “good reason.” In such circumstances, we provide severance benefits to our executive officers under an Executive Severance Agreement (or, in the case of Mr. Aihara, under his Employment Agreement). Severance benefits in these circumstances generally consist of 18 months’ continued base salary, target bonus, and healthcare coverage, as well as outplacement services.

We believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. On a case by case basis, in order to encourage executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we may provide our executive officers with the same or enhanced severance benefits under their severance agreement if they voluntarily terminate their employment in connection with a change in control transaction. We provide severance protection under these circumstances to help ensure that executive officers can objectively evaluate change in control transactions that may be in the best interests of our stockholders despite the potential negative consequences such transactions may have on them personally.

We entered into an amendment to Mr. Aihara’s Employment Agreement in 2007 pursuant to which we agreed to reimburse him for any excise taxes imposed by Section 4999 of the Internal Revenue Code in the event any severance benefits constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. This excise tax gross-up provision was intended to preserve the level of change in control severance protections that we determined to be appropriate and to eliminate bias against a change in control transaction that may be beneficial to our stockholders. No other executive officer is entitled to a gross-up payment under his Executive Severance Agreement.

We generally do not believe that severance benefits should be paid unless there is an actual or constructive termination of an executive’s employment without cause. However, under our standard terms and conditions for stock options and stock awards to our executive officers, option awards generally will immediately vest, and stock awards generally will vest on a pro-rata basis (at a rate of one-third of the award for each year lapsed between the grant date and the change in control date), upon the occurrence of a change in control as defined in our 1999 Equity Plan. We believe it is appropriate to vest equity awards in these change in control situations because such a transaction may effectively end the executive’s ability to realize any further value with respect to the awards.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description and quantification of the potential payments that may be made to the executive officers in connection with their termination of employment or a change in control.

In connection with Mr. Shea’s resignation from Alliance effective as of April 30, 2014, he has and will continue to receive the severance benefits in accordance with the terms of his Executive Severance Agreement, including 18 months’ continued base salary, target bonus, healthcare coverage and automobile allowance.

Other Elements of our Compensation Program

Benefits and Perquisites

We provide to each named executive officer and the named executive officer’s eligible dependents such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment. We provide each named executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment. We provide each named executive officer with an automobile allowance during the term of the named executive officer’s employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Mr. Tomlinson also received reimbursement of reasonable moving expenses and, for 6 months following his start date, reimbursement for temporary living expenses (up to a maximum of $5,000 per month) and reasonable travel expenses to Minnesota.

Tax and Accounting Considerations

While the Compensation Committee and the Board generally consider the financial accounting and tax implications of their executive compensation decisions, historically neither element has been a material consideration in the compensation awarded to our named executive officers.

Subsequent Events

In February 2015, the following awards were granted to certain of our named executive officers under our 2015 Long-Term Incentive Program:

•	Mr. Tomlinson received an option to purchase 21,055 shares of our Common Stock and an EBITDA Award with a target award value of $300,000;

•	Mr. Aihara received an option to purchase 5,352 shares of our Common Stock and an EBITDA Award with a target award value of $76,250;

•	Mr. Johns received an option to purchase 5,913 shares of our Common Stock and an EBITDA Award with a target award value of $84,250;

•	Mr. Jones received an option to purchase 5,439 shares of our Common Stock and an EBITDA Award with a target award value of $77,500; and

•	Mr. Spurlock received an option to purchase 5,439 shares of our Common Stock and an EBITDA Award with a target award value of $77,500.

The terms of the LTIP stock option and EBITDA Awards described above were substantially the same as the terms of our LTIP stock option and EBITDA Awards for fiscal 2014, except that the Compensation Committee established a new adjusted EBITDA goal for the 2015 EBITDA Awards and the per share exercise price of the stock options was equal to the closing price of our Common Stock on the NASDAQ Stock Market on the date of grant.

The following report of the Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Aaron A. Bendikson, Chairman

Scott A. Bartos

Curtis S. Lane

Edward L. Samek

Summary Compensation Table

The following table presents information regarding compensation earned for fiscal years 2012, 2013 and 2014 by the individuals who served as our named executive officers. Unless otherwise noted, the footnote disclosures apply to fiscal 2014 compensation. For an explanation of the amounts included in the table for fiscal years 2012 or 2013, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Percy C. Tomlinson	2014	600,000	—	567,500	—	130,557	80,720	1,378,777
President and Chief Executive Officer	2013	124,615	310,000	—	1,785,836	104,484	50,696	2,375,631

Howard K. Aihara	2014	298,042	277,823	—	73,645	115,208	8,701	773,419
Executive Vice President and Chief Financial Officer	2013	294,580	55,234	48,081	34,031	218,308	9,803	660,037
	2012	294,580	—	—	56,504	314,764	34,619	700,467

Richard W. Johns	2014	325,000	60,625	—	81,250	86,266	11,496	564,637
Executive Vice President, General Counsel and Secretarty	2013	325,000	60,938	—	47,650	198,120	11,139	642,847
	2012	285,000	—	—	193,860	225,247	21,161	725,268

Richard A. Jones	2014	306,923	236,500	—	75,000	74,088	20,673	713,184
President, Radiology Division	2013	300,000	56,250	21,271	43,985	242,477	15,621	679,604
	2012	285,192	—	—	211,890	231,923	20,021	749,026

Gregory E. Spurlock	2014	286,923	35,000	—	70,000	362,330	9,829	764,082
President, Oncology Division(5)

Michael J. Shea	2014	500,000	—	—	190,195	261,538	82,406	1,034,139
Former Chief Operating Officer(6)	2013	500,000	121,100	51,905	—	294,440	33,682	1,001,127
	2012	269,231	—	396,098	193,201	244,915	478,153	1,581,598

(1)	Amounts in this column for Mr. Aihara represent a cash retention bonus, a discretionary cash bonus and the discretionary amount approved by the Compensation Committee under the EBITDA Award for 2014 for which the target adjusted EBITDA goal was not satisfied; amounts in this column for Mr. Johns represent a discretionary cash bonus and the discretionary amount approved by the Compensation Committee under the EBITDA Award for 2014 for which the target adjusted EBITDA goal was not satisfied; amounts in this column for Mr. Jones represent a cash retention bonus and the discretionary amount approved by the Compensation Committee under the EBITDA Award for 2014 for which the target adjusted EBITDA goal was not satisfied; and amounts in this column for Mr. Spurlock represent the discretionary amount approved by the Compensation Committee under the EBITDA Award for 2014 for which the target adjusted EBITDA goal was not satisfied. See “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Long-Term Incentive Compensation” section above for details regarding the EBITDA Awards and cash retention bonuses paid to Messrs. Aihara and Jones. See “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Annual Cash Bonus Opportunity” section above for details regarding the discretionary cash bonuses paid to Messrs. Aihara and Johns.
(2)	The amounts in this column are the aggregate grant date fair values computed in accordance with FASB ASC Topic 718. Assumptions made in the valuation of awards in the “Stock Awards” and “Option Awards” columns can be found in Note 4 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, but exclude the impact of estimated forfeitures related to service-based vesting conditions. The value of Mr. Tomlinson’s stock award was calculated assuming a probability of achievement of the associated performance goal of 100%.
(3)

Amounts in this column constitute payments made under the 2014 Executive Incentive Plan, the ROC Component payable under the Executive Incentive Plan for prior years and the commissions payable under the 2014 Oncology Division Business Development Incentive Compensation Plan. The Compensation Committee set the target bonus and performance criteria used to determine whether and to what extent the named executive officers would receive payments under the 2014 Executive Incentive Plan, the ROC Component under the Executive Incentive Plan for prior years and the 2014 Oncology Division Business Development Incentive Compensation Plan. See “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Annual Cash Bonus Opportunity” section above for details regarding the 2014 Executive Incentive Plan, the ROC Component under the Executive Incentive Plan for prior years and the 2014 Oncology Division Business Development Incentive Compensation Plan.

(4)	Amounts in this column include the value shown in the following table of other compensation and perquisites paid to named executive officers. Each item is valued at the actual amount we paid to the named executive officer or to a service provider on behalf of the named executive officer.

Name	Year	Relocation / living expenses ($)	Auto allowance ($)	Life insurance premiums paid by the company ($)	Cash payment for continuation of benefits ($)(7)	Cash payment for accrued vacation ($)(8)	Total ($)
Percy C. Tomlinson	2014	78,788	—	1,932	—	—	80,720
Howard K. Aihara	2014	—	7,200	1,501	—	—	8,701
Richard W. Johns	2014	—	8,400	3,096	—	—	11,496
Richard A. Jones	2014	—	7,200	1,550	—	11,923	20,673
Gregory E. Spurlock	2014	—	8,400	1,429	—	—	9,829
Michael J. Shea	2014	—	9,526	3,412	7,930	61,538	82,406

(5)	Mr. Spurlock became a named executive officer in 2014.
(6)	Mr. Shea separated from Alliance effective as of April 30, 2014. Mr. Shea’s 2014 stock award was scheduled to vest in three equal installments on each of the first three anniversaries of the grant date subject to Mr. Shea’s continued appointment. The stock award was forfeited upon Mr. Shea’s separation from the company.
(7)	Represents the amount of the company’s employer coverage expense for continuation of the same or equivalent health benefits pursuant to Mr. Shea’s Executive Severance Agreement.
(8)	Represents cash payment in lieu of accrued vacation for Mr. Jones and cash payment for accrued vacation paid to Mr. Shea upon his separation from the company.

Grants of Plan-Based Awards for 2014 Fiscal Year

The following table shows grants of plan-based awards in fiscal 2014 to the named executive officers.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ per share)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name (a)	Award Type(1)	Board Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Percy C. Tomlinson	EIP Bonus(2) RSUs(3)			71,400	510,000	892,500	25,000	25,000	—	—	—
		4/21/2014	4/21/2014	—	—	—			—	—	567,500
Howard K. Aihara	EIP Bonus(2) LTIP Options LTIP Cash(4)			31,456	224,685	393,199			—	—	—
		1/31/2014	1/31/2014	—	—	—			4,220	28.70	73,645
		1/31/2014	1/31/2014	—	73,645	73,645			—	—	—
Richard W. Johns	EIP Bonus(2) LTIP Options LTIP Cash(4)			34,125	243,750	426,563			—	—	—
		1/31/2014	1/31/2014	—	—	—			4,656	28.70	81,250
		1/31/2014	1/31/2014	—	81,250	81,250			—	—	—
Richard A. Jones	EIP Bonus(2) LTIP Options LTIP Cash(4)			32,550	232,500	406,875			—	—	—
		1/31/2014	1/31/2014	—	—	—			4,298	28.70	75,000
		1/31/2014	1/31/2014	—	75,000	75,000			—	—	—
Gregory E. Spurlock	EIP Bonus(2) Commission(5) LTIP Options LTIP Cash(4)			30,450	217,500	380,625			—	—	—
				—	75,000	75,000			—	—	—
		1/31/2014	1/31/2014	—	—	—			4,011	28.70	70,000
		1/31/2014	1/31/2014	—	70,000	70,000			—	—	—
Michael J. Shea	EIP Bonus(2) Options(6)			59,500	425,000	743,750			—	—	—
		3/11/2014	3/11/2014	—	—	—			10,500	29.86	190,195

(1)	Unless otherwise noted in the footnotes below, the vesting schedules applicable to the plan-based awards granted in fiscal 2014 are included below in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table.
(2)

Reflects potential awards under our 2014 Executive Incentive Plan (“EIP”). The bonus opportunity under the EIP was determined based on three financial performance measures (revenue (20%), adjusted EBITDA (60%) and return on invested capital (20%)), with the bonus amount payable based on achievement of the financial performance measures (70%) and individual Performance Objectives (30%). The threshold amount for the EIP Bonus represents 70% multiplied by the amount payable if the threshold level of performance was met for each of the three financial performance measures (revenue (86%), adjusted EBITDA (94%) and return on invested capital (86%)), which equates to 70% multiplied by

20% of the executive’s 2014 bonus opportunity. The target amount assumes that the target level of performance was met for each of the performance measures and that the executive achieved his Performance Objectives at 100%. The maximum amount payable under the 2014 Executive Incentive Plan is 175% of the target award.
(3)	This RSU award to Mr. Tomlinson will vest if the closing price of the company’s Common Stock exceeds a pre-established level during ten (10) consecutive trading days during the period beginning on January 1, 2015 and ending on the third anniversary of the grant date.
(4)	Reflects the target award value under the EBITDA Awards granted as part of our 2014 LTIP. The target amount of the award is earned if the 2014 adjusted EBITDA target established by the Board is met or exceeded. For 2014, the target adjusted EBITDA was not met; however, the Compensation Committee approved a discretionary payout under the awards equal to 50% of the target award value. The discretionary payout amount approved by the Compensation Committee is included in the Bonus column of the “Summary Compensation Table” above. One-third (1/3) of the amount of the award vested and became payable as of December 31, 2014. The remaining two-thirds (2/3) of the amount of the award will vest and become payable in equal installments on December 31, 2015 and December 31, 2016, in each case subject to the executive’s continued employment.
(5)	Represents a commission Mr. Spurlock was eligible to earn under the Oncology Division 2014 Business Development Incentive Compensation Plan, as described under “Executive Compensation—Annual Cash Bonus Opportunity” above.
(6)	Mr. Shea’s stock option award was scheduled to vest in three equal installments on each of the first three anniversaries of the grant date subject to Mr. Shea’s continued employment. The stock option award was forfeited upon Mr. Shea’s separation from the company effective April 30, 2014.
(7)	The amounts in this column are the aggregate grant date fair values computed in accordance with ASB ASC Topic 718. Assumptions made in the valuation of awards in the “Stock Awards” column can be found in Note 4 of the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The vesting of each award is as described in the outstanding equity awards table found below.

Description of Compensation Arrangements for Named Executive Officers

Overview

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by our named executive officers in fiscal years 2012, 2013 and 2014, and the Grants of Plan-Based Awards Table for 2014 Fiscal Year above provides information regarding the equity incentive awards and non-equity incentive awards granted to our named executive officers in fiscal 2014. These tables should be read in conjunction with the narrative descriptions and additional tables that follow.

Offer Letter with Percy C. Tomlinson—President and CEO

Mr. Tomlinson was appointed our President and Chief Executive Officer effective October 1, 2013. Under the terms of the offer letter we entered into with Mr. Tomlinson, he is paid an annual base salary of $600,000 with a target bonus of 85% of base salary, subject to achievement of specified corporate and individual goals. On October 1, 2013, Mr. Tomlinson was granted an option to purchase 61,771 shares of our Common Stock, one-third of which will vest on each of the first three anniversary dates of the option grant. In addition, in lieu of a separate 2014 grant pursuant to our long-term incentive program, on October 1, 2013, Mr. Tomlinson was granted an option to purchase an additional 41,181 shares of our Common Stock, one-third of which will vest on each of the second, third and fourth anniversaries of the option grant date.

Mr. Tomlinson was paid a signing bonus of $310,000. In the event Mr. Tomlinson’s employment is terminated (i) voluntarily by Mr. Tomlinson without “good reason,” (ii) due to Mr. Tomlinson’s death or permanent disability or (iii) by the company for cause, Mr. Tomlinson is required to repay 100% of the bonus if the termination occurs prior to October 1, 2014, or 50% of the bonus if the termination occurs between October 1, 2014 and October 1, 2015.

Mr. Tomlinson’s offer letter also provides for reimbursement of reasonable moving expenses and, for 6 months following his start date, reimbursement for temporary living expenses (up to a maximum of $5,000 per month) and reasonable travel expenses to Minnesota. Mr. Tomlinson is eligible for four weeks paid vacation per year, as well as participation in the company’s health and welfare plans.

Additionally, we entered into an Executive Severance Agreement with Mr. Tomlinson, which is summarized in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

Mr. Tomlinson’s compensation package, including the amounts of signing bonuses and stock option grants, were determined by our Compensation Committee in its judgment to be necessary to attract Mr. Tomlinson to accept the role of Chief Executive Officer. The Compensation Committee consulted with F.W. Cook during the process of arm’s length negotiations with Mr. Tomlinson, and took into consideration the opportunity costs Mr. Tomlinson would incur in leaving his employment prior to joining Alliance. The applicable vesting periods of Mr. Tomlinson’s stock option grants were selected by our Compensation Committee to encourage Mr. Tomlinson’s continued retention.

Employment Agreement with Howard K. Aihara—Chief Financial Officer

Under the terms of our employment agreement with Mr. Aihara, dated as of December 1, 2005 and amended as of April 16, 2007 and December 9, 2008, Mr. Aihara receives:

•	a cash bonus, under a plan administered by the Compensation Committee, based upon our achievement of certain operating and/or financial or other goals established by the Board in its sole discretion, with an initial annual target bonus amount equal to 75% of his then-current annual base salary; and

•	expense reimbursement, participation in employee benefits arrangements, and a monthly automobile allowance of not less than $600.

Under his employment agreement, Mr. Aihara is also entitled to severance in the event his employment terminates under certain circumstances. The severance provisions of Mr. Aihara’s employment agreement are summarized in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

Offer Letter with Michael J. Shea—Former Chief Operating Officer

Mr. Shea was appointed as our Chief Operating Officer effective June 4, 2012 and separated from the company effective as of April 30, 2014. Under the terms of our offer letter with Mr. Shea, he was paid an annual base salary of $500,000 with a target bonus of 85% of base salary, subject to achievement of specified corporate and individual goals. Mr. Shea was granted an option to purchase 120,000 shares of our Common Stock upon commencement of his employment, one-third of which would vest on each of the first three anniversary dates of the option grant subject to Mr. Shea’s continued employment. Mr. Shea was also eligible to receive additional grants of options to purchase up to 15,000 shares of our Common Stock, based upon Mr. Shea’s achievement of his Performance Objectives for 2013 and the company’s achievement of its PAL target for 2013. For an explanation of Company PAL and Mr. Shea’s Performance Objective for 2013, please see the disclosure in our Proxy Statement for fiscal year 2013. On March 11, 2014, the Compensation Committee determined that the Company PAL target was achieved for 2013 and that Mr. Shea achieved his Performance Objectives at a rate of 70%. As such, the Compensation Committee approved the grant of 10,500 stock options to Mr. Shea. Such option was scheduled to vest with respect to one-third of the shares subject to such option on each of the first three anniversaries of the applicable date of grant but terminated effective as of the date of Mr. Shea’s separation from the company.

Mr. Shea was paid a signing bonus of $472,000, 30% of which was paid in restricted stock units with the balance paid in cash and deferred signing bonuses of $172,000 and $173,000 paid on December 31, 2012 and December 31, 2013, respectively, 30% of which were paid in restricted stock units with the balance in cash. One-third of the restricted stock units subject to these bonus payments were scheduled to vest on each of the first three anniversary dates of the respective grant dates, subject to Mr. Shea’s continued employment.

Mr. Shea’s offer letter provided for a monthly car allowance, reimbursement of moving expenses, and reimbursement of temporary living and travel expenses, a housing allowance of $3,000 per month for twelve months beginning in June of 2012, and participation in the Company’s health and welfare plans.

In connection with Mr. Shea’s resignation from Alliance effective as of April 30, 2014, he has and will continue to receive the severance benefits in accordance with the terms of his Executive Severance Agreement, including 18 months’ continued base salary, target bonus, healthcare coverage and automobile allowance, as described below under “Potential Payments Upon Termination or Change in Control—Termination Without Cause or for Good Reason Before Change in Control.”

Mr. Shea’s compensation package, including the amounts of signing bonuses and stock option grants, were determined by our Compensation Committee in its judgment to be necessary to attract Mr. Shea to accept the role of Chief Operating Officer. The Compensation Committee consulted with F.W. Cook during the process of arm’s length negotiations with Mr. Shea, and took into consideration the opportunity costs Mr. Shea would incur in leaving his employment prior to joining Alliance. The applicable vesting periods of Mr. Shea’ stock option and restricted stock grants were selected by our Compensation Committee to encourage Mr. Shea’s continued retention.

Non-Equity Incentive Plan Compensation and Awards

Executive Incentive Plan

Under our Executive Incentive Plan, executive officers are eligible to receive cash bonus awards on an annual basis. For 2014, the bonus amount earned by each executive under the Executive Incentive Plan was calculated in two steps. First, the fiscal 2014 bonus opportunity for each executive was determined based on achievement against three company or, in the case of Messrs. Jones and Spurlock, division financial performance measures:

(1)	revenue component—20% of total 2014 bonus opportunity;

(2)	adjusted EBITDA component—60% of total 2014 bonus opportunity; and

(3)	return on invested capital component—20% of total 2014 bonus opportunity.

Second, the bonus amount earned by each executive was calculated as the sum of:

(1)	an amount equal to 70% of the 2014 bonus opportunity for such executive; and

(2)	an amount equal to 30% of the 2014 bonus opportunity for such executive multiplied by the executive’s percentage achievement of his individual Performance Objectives for 2014.

The executive is generally required to remain employed with us through the date on which the bonus amounts are paid to be eligible to receive payment of the bonus for that period. See the “Compensation Discussion and Analysis—Elements of our Executive Compensation Program—Annual Cash Bonus Opportunity” for a more detailed description of our Executive Incentive Plan and a table reflecting each executive’s target and actual bonus opportunity under the Executive Incentive Plan for fiscal 2014.

Long-Term Incentive Program EBITDA Award

For fiscal 2014, each of our executive officers, other than Messrs. Tomlinson and Shea, received an EBITDA Award granted under our Long-Term Incentive Program in January 2014. The target amount of the award is earned if the 2014 adjusted EBITDA target established by the Board is met or exceeded. For 2014, the target adjusted EBITDA was not met; however, the Compensation Committee approved a discretionary payout under the awards equal to 50% of the target award value. The discretionary payout amount approved by the Compensation Committee is included in the Bonus column of the “Summary Compensation Table” above. One-third (1/3) of the amount of the award vested and became payable as of December 31, 2014. The remaining two-thirds (2/3) of the amount of the award will vest and become payable in equal installments on December 31, 2015 and December 31, 2016, in each case subject to the executive’s continued employment.

For fiscal 2013, each of our executive officers, other than Messrs. Tomlinson and Shea, received an EBITDA Award granted under our Long-Term Incentive Program in May 2013. For 2013, the target adjusted EBITDA was not met; however, the Compensation Committee approved a discretionary payout under the awards equal to 75% of the target award value. The discretionary payout amount approved by the Compensation Committee is included in the Bonus column of the “Summary Compensation Table” above. Two-thirds (2/3) of the amount of the award vested and became payable in equal installments on December 31, 2013 and December 31, 2014. The remaining one-third (1/3) of the amount of the award will vest and become payable on December 31, 2015, subject to the executive’s continued employment.

Equity-Based Awards

Each stock option and stock award reported in the “Grants of Plan-Based Awards Table for 2014 Fiscal Year” was granted by the Compensation Committee under, and is subject to, the terms of our 1999 Equity Plan. The Board of Directors has delegated general administrative authority over the 1999 Equity Plan to the Compensation Committee. The Compensation Committee has broad authority under the plan with respect to awarding grants, including the authority to select participants and determine the type of award they are to receive, to determine the number of shares that are to be subject to awards and the terms and conditions of awards, to accelerate or extend the vesting or exercisability or extent the term of any or all outstanding awards, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and to make provision for the payment of the purchase price of an award (if any) and ensure that any tax withholding obligations incurred in respect of awards are satisfied.

Stock Options

Each stock option reported in the “Grants of Plan-Based Awards for 2014 Fiscal Year” table has a per-share exercise price equal to the closing market price of a share of our Common Stock on the grant date as reported on the NASDAQ Stock Market. In addition, each stock option granted to our executive officers in 2014 vested over a 3-year period as disclosed in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table below, subject to earlier vesting in connection with a change in control transaction. Once vested, each stock option will generally remain exercisable until its normal expiration date on the tenth anniversary of the grant date. Outstanding options, however, may terminate earlier in connection with the termination of the executive officer’s employment with us. In the event an executive’s employment terminates, stock options granted to the executive will generally remain exercisable until the earlier to occur of three months following the termination date or the expiration date of the options, except that all outstanding options will terminate immediately in the event the executive’s employment is terminated for cause. Subject to earlier expiration of the stock options, stock options granted to our executives will remain exercisable for a one-year period in the event the executive ceases to be an employee due to his death, permanent disability or permanent retirement (which is defined as voluntary retirement after age 65 years and after having completed at least three years of service with the company).

Stock Awards

Each restricted stock unit (“RSU”) award granted to our executive officers in fiscal 2014 represents a contractual right to receive one share of our Common Stock per RSU on the vesting date(s) of the RSUs, which are disclosed in the “Outstanding Equity Awards at 2014 Fiscal Year-End” table below. Our executive officers are not entitled to voting rights with respect to their RSUs.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table presents information with respect to outstanding equity awards held by each of the named executive officers as of December 31, 2014:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)
Percy C. Tomlinson	10/1/2013	20,590	41,181	(1)	29.14	10/1/2023
	10/1/2013	0	41,181	(2)	29.14	10/1/2023
	4/21/2014						25,000	524,750

Howard K. Aihara	1/3/2005	4,000	0		61.75	1/3/2015
	12/1/2005	30,000	0		27.80	12/1/2015
	1/3/2012	10,667	5,333	(1)	6.20	1/3/2022
	1/1/2013	1,333	0		6.38	1/1/2023
	5/21/2013	1,933	3,865	(1)	12.70	5/20/2023
	1/31/2014	0	4,220	(1)	28.70	1/31/2024

Richard W. Johns	1/31/2012	40,000	20,000	(1)	5.70	1/31/2022
	5/21/2013	2,132	4,265	(1)	12.70	5/20/2023
	1/31/2014	0	4,656	(1)	28.70	1/31/2024

Richard A. Jones	1/3/2005	1,600	0		61.75	1/3/2015
	2/3/2006	7,000	0		20.95	2/3/2016
	1/3/2012	40,000	20,000	(1)	6.20	1/3/2022
	5/21/2013	1,968	3,937	(1)	12.70	5/20/2023
	1/31/2014	0	4,298	(1)	28.70	1/31/2024

Gregory E. Spurlock	1/3/2012	1,000	1,000	(1)	6.20	1/3/2022
	5/21/2013	1,837	3,674	(1)	12.70	5/21/2023
	1/31/2014	0	4,011	(1)	28.70	1/31/2024

(1)	These options are scheduled to vest in three substantially equal installments on each of the first, second and third anniversaries of the grant date.
(2)	These options are scheduled to vest in three substantially equal installments on each of the second, third and fourth anniversaries of the grant date.
(3)	These stock awards are scheduled to vest if the closing price of the company’s Common Stock exceeds a pre-established level during ten (10) consecutive trading days during the period beginning on January 1, 2015 and ending on the third anniversary of the grant date.
(4)	The dollar values of these awards are calculated by multiplying the number of units by $20.99, the last reported sales price of our Common Stock on December 31, 2014, the last trading day of 2014.

Mr. Shea separated from the company effective April 30, 2014 and had no outstanding equity awards as of December 31, 2014.

Fiscal 2014 Option Exercise and Stock Vested Table

The following table presents information regarding the amount realized upon the exercise of stock options and the vesting of restricted stock awards for our named executive officers during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Percy C. Tomlinson	—	—	—	—
Larry C. Buckelew	—	—	—	—
Howard K. Aihara	—	—	—	—
Richard W. Johns	—	—	—	—
Richard A. Jones	—	—	—	—
Gregory E. Spurlock	—	—	8,000	263,040
Michael J. Shea	45,000	1,043,099	—	—

(1)	The amount shown for value realized on exercise of stock options equals (i) the number of shares of our Common Stock to which the exercise of the stock option related, multiplied by (ii) the difference between the per-share market price of the shares on the date of exercise and the per-share exercise price of the option. If the stock acquired upon exercise was sold on the date of exercise, the market price was determined as the actual sales price of the stock. If the stock acquired upon exercise was not sold on the date of exercise, the market price was determined as the closing price of the stock on the NASDAQ Stock Market on the exercise date.
(2)	The amount shown for the value realized on the vesting of stock awards equals the number of shares of our Common Stock acquired by the executive officer upon vesting of his stock award during fiscal 2014, multiplied by the closing price of the stock on the NASDAQ Stock Market on the applicable vesting date of the award.

Potential Payments upon Termination or Change in Control

This section describes severance and change in control plans covering our named executive officers and certain agreements we have entered into with some of our named executive officers that could require us to make payments to the executives in connection with certain terminations of their employment with us and/or a change in control. The last subsection provides a table that presents our estimate of the benefits payable to the executive officers under each of these scenarios based on as assumed triggering event occurring on December 31, 2013.

Change in Control—Without Termination of Employment

Upon the occurrence of a change in control, under our 1999 Equity Plan all unvested stock options will immediately vest, regardless of whether there has also been a termination of employment. In addition, the unvested restricted stock units granted to Mr. Tomlinson will convert into the right to receive a cash amount (the “Cash Right”) equal to the number of unvested restricted stock units multiplied by the per share consideration received by the holders of our Common Stock in the “change in control”, as determined by the Compensation Committee, in its sole discretion. The Cash Right will become earned and payable 6 months following the change in control (or earlier in the event of a termination of employment without cause or for good reason).

Also upon the occurrence of a change in control, the target amount of any EBITDA Award under the LTIP for the year in which the change in control occurs, and any previously earned but unpaid EBITDA Award amounts, will become earned and payable 6 months following the change in control (or earlier in the event of a termination of employment without cause or for good reason). For these purposes, “change in control” generally means an acquisition by any person or group of more than 50% of our stock, mergers and similar transactions that result in a 50% or greater change in our ownership, and the sale, lease or transfer of all or substantially all of the assets of the company. For a specific definition, please refer to the applicable stock plan or form of award agreement as filed with the Securities and Exchange Commission.

Termination Without Cause or for Good Reason—Before Change in Control

Executive officers are entitled to severance benefits in the event of certain terminations of employment. These severance benefits are provided under an Executive Severance Agreement (or, in the case of Mr. Aihara, under his Employment Agreement) between the company and the executive. Severance benefits are payable in the event the executive’s employment is terminated by us without “cause” or voluntarily by the executive for “good reason.” For these purposes, “cause” generally means the commission of certain crimes by the executive, the executive’s willful engaging in fraud or dishonest conduct, refusal to perform certain duties, breach of fiduciary duty, or breach of certain other violations of company policy. For these purposes, “good reason” generally means the assignment to the executive of materially inconsistent duties, a significant adverse change in the executive’s reporting relationship, certain reductions in compensation or benefits, certain relocations of the executive’s employment and, for certain executives, the occurrence of an acquisition of the company that results in the legal, beneficial or equitable ownership transfer of at least a majority of voting stock of the company. For the specific definitions of cause and good reason, please refer to the form of Executive Severance Agreement (or, in the case of Mr. Aihara, his Employment Agreement) as filed with the Securities and Exchange Commission.

For each of the executive officers, the severance benefits generally consist of:

•	Severance equal to eighteen (18) months base salary and one and one-half (1-1/2) times the executive’s annual target bonus opportunity, generally payable in monthly installments over the eighteen (18) months following separation;

•	Payment of the bi-weekly amount of the company’s employer coverage expense for continuation of the same or equivalent group health, payable over the 18-month salary continuation period; and

•	Reimbursement of up to $35,000 for outplacement services.

Mr. Shea separated from the Company effective as of April 30, 2014 and will receive continuation of his automobile allowance over the 18-month salary continuation period in addition to the severance benefits listed above.

Mr. Aihara’s Employment Agreement provides that his severance pay benefits will be increased (or “grossed up”) to the extent he has to pay taxes associated with “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code so that the net amount received by him is equal to the total payments he would have received had the tax not been incurred. No other executive officer is entitled to a tax gross-up in connection with severance benefits.

Under his Executive Severance Agreement, Mr. Tomlinson is also entitled to the target value of any outstanding EBITDA Award.

Payment of severance benefits is generally conditioned upon the executive’s execution of a valid release of claims and agreement to certain non-competition and non-solicitation provisions during the term of the salary continuation payments.

Termination Without Cause or for Good Reason—After Change in Control

Pursuant to their Executive Severance Agreements (or, in the case or Mr. Aihara, his Employment Agreement), Executives are generally entitled to the same severance benefits described above in the event of their termination of employment by us without cause or voluntarily by the executive for good reason occurs upon or following a change in control. As indicated above, for certain executives, a change in control constitutes a good reason event. Upon the occurrence of a “change in control,” under our 1999 Equity Plan all unvested stock options will immediately vest, regardless of whether there has also been a termination of employment.

Termination Due to Death or Disability

In the event the executive’s employment terminates due to the executive’s death or disability, the executive will be entitled to receive the bonus earned under the Executive Incentive Plan if he has been employed by the company through the last day of the applicable performance period. Such bonus will be paid in the same manner and at the same time as bonuses are paid generally under the plan to continuing employees. The executive will also be entitled to payment of any previously earned but unpaid EBITDA Award amounts, as well as full accelerated vesting of any outstanding options granted under the company’s LTIP.

In addition, under Mr. Aihara’s employment agreement, in the event of his separation from service due to disability, Mr. Aihara will be entitled to continued health care benefits for 9 months following separation.

Termination Due to Retirement

In the event of the executive’s retirement (which is generally defined as termination of employment following age 65 and 5 years of employment with the company), the executive will be entitled to receive the bonus earned under the Executive Incentive Plan if he has been employed by the company through the last day of the applicable performance period. Such bonus will be paid in the same manner and at the same time as bonuses are paid generally under the plan to continuing employees.

Calculation of Potential Payments upon Termination or Change in Control

The following table presents our estimate of the benefits payable to the named executive officers under the agreements and plans described above in connection with certain terminations of their employment with us and/or a change in control. In calculating the amount of any potential payments to the named executive officers, we have assumed the following:

•	The applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2014, other than for Mr. Shea whose termination of employment occurred effective as of April 30, 2014.

•	The price per share of our Common Stock is equal to the NASDAQ Stock Market closing market price per share on December 31, 2014 ($20.99), the last trading day in fiscal 2014.

•	The company does not survive the change in control, and all outstanding incentive awards are cashed out and terminated in the transaction.

•	We report amounts in the table below without any reduction for possible delay in the commencement or timing of payments.

•	Not included in the table below are payments each named executive officer earned or accrued prior to termination, such as previously vested equity and non-equity incentive awards, which are more fully described and quantified in the tables and narratives above.

	Change in Control (without Termination of Employment) ($)	Before Change in Control— Termination w/o Cause or for Good Reason ($)	After Change in Control— Termination w/o Cause or for Good Reason ($)	Death or Disability ($)	Retirement ($)
Percy C. Tomlinson
Cash Severance Payments(1)	—	1,665,000	1,665,000	510,000	510,000
Continuation of Benefits(2)	—	34,651	34,651	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	—	—	—	—	—
Vesting of Stock Awards(5)	524,750	—	524,750	—	—
EBITDA Award(6)	—	—	—	—	—
Total	524,750	1,734,651	2,259,401	510,000	510,000

Howard K. Aihara
Cash Severance Payments(1)	—	786,398	786,398	224,685	224,685
Continuation of Benefits(2)	—	25,984	25,984	12,992	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	110,916	—	110,916	110,916	—
Vesting of Stock Awards(5)	—	—	—	—	—
EBITDA Award(6)	110,468	—	110,468	36,823	—
Total	221,384	847,382	1,068,766	385,416	224,685

Richard W. Johns
Cash Severance Payments(1)	—	853,125	853,125	243,750	243,750
Continuation of Benefits(2)	—	40,872	40,872	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	341,157	—	341,157	341,157	—
Vesting of Stock Awards(5)	—	—	—	—	—
EBITDA Award(6)	121,875	—	121,875	40,625	—
Total	463,032	928,997	1,392,029	625,532	243,750

Richard A. Jones
Cash Severance Payments(1)	—	813,750	813,750	232,500	232,500
Continuation of Benefits(2)	—	46,288	46,288	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	331,194	—	331,394	331,394	—
Vesting of Stock Awards(5)	—	—	—	—	—
EBITDA Award(6)	112,500	—	112,500	37,500	—
Total	443,694	895,038	1,338,932	601,394	232,500

Gregory E. Spurlock
Cash Severance Payments(1)	—	761,250	761,250	217,250	217,250
Continuation of Benefits(2)	—	13,971	13,971	—	—
Outplacement Services(3)	—	35,000	35,000	—	—
Vesting of Stock Options(4)	36,958	—	36,958	36,958	—
Vesting of Stock Awards(5)	—	—	—	—	—
EBITDA Award(6)	105,000	—	105,000	35,000	—
Total	141,958	810,221	952,179	289,208	217,250

Michael J. Shea(7)
Cash Severance Payments(1)		1,387,500
Continuation of Benefits(2)		39,730
Outplacement Services(3)		35,000
Vesting of Stock Options(4)		—
Vesting of Stock Awards(5)		—
EBITDA Award(6)		—
Total		1,462,230

(1)	The amounts shown represent the cash severance payable to the executive under his Executive Severance Agreement or Employment Agreement in the event of a qualifying termination of employment. For a termination due to death or disability, the amounts shown represent the target annual bonus for the executive under the Executive Incentive Plan.
(2)	For purposes of the calculation for these amounts, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executive will find other employment or discount rates for determining present value. For Mr. Shea, continuation of benefits includes payment of his automobile allowance.
(3)	These amounts are equal to the maximum value of outplacement services that would be available for the named executive officer.
(4)	The amounts shown represent the value attributable to the full acceleration of vesting for option awards and are calculated by multiplying (i) the difference between the closing NASDAQ market price of a share of our Common Stock on December 31, 2014 ($20.99), the last trading day in fiscal 2014, and the applicable exercise price, by (ii) the number of shares subject to stock options vesting on an accelerated basis on December 31, 2014. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $20.99 or for stock options that were already vested as of December 31, 2014.
(5)	The amounts shown represent the value attributable to the Cash Right calculated by multiplying (i) the NASDAQ Stock Market closing price of a share of our Common Stock on December 31, 2014 ($20.99), the last trading day in fiscal 2014, by (ii) the number of unvested units on December 31, 2014.
(6)	The amounts shown under “Change in Control (without Termination of Employment)” and “After Change in Control—Termination w/o Cause or for Good Reason” represent the target EBITDA Award granted to the individual for 2014 plus the previously earned but unpaid amounts under the EBITDA Award granted to the individual for 2013. The amounts shown under “Death or Disability” represent the previously earned but unpaid amounts under the EBITDA Award granted to the individual for 2013.
(7)	Mr. Shea separated from the company effective as of April 30, 2014.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2014 for our 1999 Equity Plan, our only equity compensation plan in effect as of December 31, 2014. Our 1999 Equity Plan has been approved by our stockholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	633,898	(1)	$21.39	(2)	532,457
Equity compensation plans not approved by security holders	—		—		—
Total	633,898		$21.39		532,457

(1)	This amount does not include 57,959 shares of our Common Stock subject to outstanding restricted stock or restricted stock unit awards under the 1999 Equity Plan.
(2)	This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of restricted stock or restricted stock units outstanding under the 1999 Equity Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All of the Compensation Committee members whose names appear on the Compensation Committee Report above were members of the Compensation Committee during all of fiscal 2014. All members of the Compensation Committee during fiscal 2014 were independent directors and none of them were our employees or former employees or had any relationship with us requiring disclosure under rules of the Securities and Exchange Commission requiring disclosure of certain transactions with related persons. There are no Compensation Committee interlocks between us and any other entities in which one of our executive officers served on the compensation committee (or equivalent body) or the board of directors of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

All relationships and transactions in which we are a participant and involving our directors, executive officers, nominees for directors, stockholders beneficially owning more than 5% of our outstanding shares or any of their respective immediate family members are participants are reviewed by an independent body of the Board, such as the independent and disinterested members of the Board. As set forth in the Audit Committee charter, the members of the Audit Committee, all of whom are independent directors, also discuss with management and the independent auditor any related person transactions brought to the Audit Committee’s attention that could reasonably be expected to have a material impact on our financial statements.

In the course of their review and approval or ratification of a disclosable related person transaction, the independent and disinterested members of the Board may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•	any other matters the Audit Committee or such independent and disinterested members of the Board deem appropriate.

Related Person Transactions

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than we could have obtained from unaffiliated third parties. We intend to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates, are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

We previously formed a special committee of independent and disinterested directors to consider various matters in connection with the sale by Viewer Holdings LLC (an entity then-managed by an affiliate of KKR) of 49% of our outstanding shares of Common Stock in April 2007 to Oaktree, MTS and their affiliates, to whom we refer as the purchasers, for approximately $153 million. In connection with their share purchase, the purchasers negotiated a Governance and Standstill Agreement with the special committee. For so long as the purchasers beneficially own an aggregate of at least 35% of our outstanding shares of Common Stock, they will have the right to designate three persons to our Board. If the purchasers beneficially own less than 35% but at least 25% of our outstanding Common Stock, they will have the right to designate two persons to our Board. If the purchasers beneficially own less than 25% but at least 15%, they will have the right to designate only one person to our Board. Viewer Holdings also assigned to the purchasers registration rights under its registration rights agreement with us. In 2010, Oaktree and MTS purchased an additional 2,481,106 and 207,106 shares, respectively, of our Common Stock on the open market. Collectively, Oaktree and MTS beneficially own approximately 51% of our outstanding shares of Common Stock as of April 8, 2015.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2014. This report shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Exchange Act or to the liabilities of Section 18 of the Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act or the Exchange Act, except to the extent we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

During fiscal 2014, the Audit Committee of the Board consisted of not less than three non-employee directors who met the independence requirements of the NASDAQ Stock Market. The Audit Committee operates under a written charter, approved and adopted by the Board, a copy of which is available at: http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights.

What are the responsibilities of management, the independent auditors and the Audit Committee?

The purpose of the Audit Committee, which is solely responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, is to assist the Board with its oversight responsibilities regarding:

•	the integrity of our financial statements and internal controls;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Audit Committee’s responsibilities are limited to oversight.

Alliance’s management is responsible for the preparation, presentation and integrity of our financial statements as well as our financial reporting process, accounting policies, internal audit function, internal accounting controls and disclosure controls and procedures. Alliance’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of our annual financial statements, expressing an opinion as to the conformity of such annual financial statements with accounting principles generally accepted in the United States, expressing an opinion on the effectiveness of Alliance’s internal control over financial reporting and reviewing our interim financial information.

How does the Audit Committee carry out its responsibilities?

•	The Audit Committee convened eight times during fiscal 2014 to discuss the interim and annual financial statements and Alliance’s internal controls on the financial reporting process.

•	The Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2014 and met with both management and our independent registered public accounting firm, Deloitte & Touche LLP, to discuss those financial statements. Management and Deloitte & Touche LLP have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles in all material respects.

•	The Audit Committee has received from and discussed with Deloitte & Touche LLP its written disclosure and communication regarding its independence from Alliance as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

•	The Audit Committee has also reviewed and considered whether the provision of other non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accounting firm’s independence.

•	The Audit Committee has also discussed with Deloitte & Touche LLP any matters required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board and currently in effect.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 to be filed with the SEC.

THE AUDIT COMMITTEE

Neil F. Dimick, Chairman

Scott A. Bartos

Edward L. Samek

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, referred to as fiscal 2015. Services provided to us by Deloitte & Touche LLP for fiscal 2014 are described below and under “Report of the Audit Committee of the Board of Directors” above.

Deloitte & Touche LLP has served as our independent registered public accounting firm since November 1999. Deloitte & Touche LLP has unrestricted access to the Audit Committee to discuss audit findings and other financial matters.

A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. He or she will have the opportunity to speak at the meeting and respond to appropriate questions.

Stockholder ratification of the appointment of Deloitte & Touche LLP is not required by our bylaws or otherwise. However, the Board of Directors is submitting this proposals to the stockholders entitled to vote at the Annual Meeting for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm, in either case if it determines doing so would be in our best interest and in the best interests of our stockholders.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

PRINCIPAL ACCOUNTING FIRM FEES

Aggregate fees billed to us for the fiscal years ended December 31, 2014 and 2013 by our independent registered public accounting firm, Deloitte & Touche LLP, were:

	Fiscal Year Ended
	2014	2013
Audit fees(a)	$739,000	$718,053
Audit-related fees(b)	0	0

Total audit and audit-related fees	$739,000	718,053
Tax fees(c)	0	0
All other fees(d)	6,000	5,000

Total fees	$745,000	$723,053

(a)	Includes fees for the audit of our annual consolidated financial statements and the annual audit of our internal control over financial reporting, annual audits of the financial statements of our joint ventures, review of our financial statements included in our quarterly reports on Form 10-Q and services associated with securities filings such as comfort letters, consents and assistance with review of documents filed with the SEC.
(b)	Includes accounting consultations and due diligence services for acquisitions.
(c)	Includes tax consultation.
(d)	Includes fees for other permitted non-audit services such as project management consultation and accounting research tool subscriptions.

All audit and non-audit services performed by our independent registered public accounting firm must be specifically pre-approved by our Audit Committee. Consistent with this policy, in 2014 and 2013 all audit and non-audit services performed by Deloitte & Touche LLP were pre-approved by our Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Based solely on a review of copies of such forms received with respect to fiscal year 2014 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, officers and persons who own more than 10% of our Common Stock have complied with the reporting requirements of Section 16(a), except that, due to administrative oversight, on March 9, 2015, late Forms 4 were filed to report that each of Messrs. Scott A. Bartos, Larry C. Buckelew, Neil F. Dimick, Edward L. Samek and Paul S. Viviano received a restricted stock unit award on December 31, 2014 and, also on March 9, 2015, a late Form 4 was filed to report that Mr. Percy C. Tomlinson received a restricted stock unit award on April 21, 2014.

FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us, including actions with respect to pay risk and risk oversight. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

AVAILABILITY OF CERTAIN DOCUMENTS

We will mail without charge to any stockholder upon written request a copy of Alliance’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements, schedules and a list of exhibits. We will also mail without charge upon written request copies of our Corporate Governance Guidelines and the charters of our standing Board committees.

Our Code of Ethics for the CEO and Senior Financial Officers governing our directors, officers and employees is posted on our website, which is located at http://investors.alliancehealthcareservices-us.com/phoenix.zhtml?c=129994&p=irol-govhighlights (and is available in print, upon request), and we will also post on our website any amendment to the Code of Ethics for the CEO and Senior Financial Officers and any waiver applicable to our senior financial officers, as defined in the Code, and our executive officers or directors.

Requests for the above documents should be sent to our Secretary at Alliance HealthCare Services, Inc., 100 Bayview Circle, Suite 400, Newport Beach, California 92660.

By Order of the Board of Directors,

Richard W. Johns

Executive Vice President, General Counsel

and Secretary

Newport Beach, California

April 20, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

ALLIANCE HEALTHCARE SERVICES, INC.

June 3, 2015

GO GREEN

20330000000000000000 9 060315

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Larry C. Buckelew
- ○ Michael P. Harmon
- ○ Percy C. Tomlinson

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

ALLIANCE HEALTHCARE SERVICES, INC.

June 3, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD JUNE 3, 2015: The Notice of Meeting, proxy statement and form proxy card are available at www.AllianceHealthCareServicesAnnualMeetingMaterials.com or http://phx.corporate-ir.net/phoenix.zhtml?c=129994&p=proxy

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9 060315

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN ITEM 1 AND “FOR” ITEM 2. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors: Class II term will expire in 2018

NOMINEES:

FOR ALL NOMINEES O O Larry Michael C. P Buckelew . Harmon

WITHHOLD AUTHORITY O Percy C. Tomlinson FOR ALL NOMINEES

FOR (See ALL instructions EXCEPT below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2. ACCOUNTING RATIFICATION FIRM: OF INDEPENDENT To ratify the appointment REGISTERED of Deloitte PUBLIC & FOR AGAINST ABSTAIN

Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3. OTHER BUSINESS. To act upon any other matter properly brought before the Annual Meeting or any adjournments or postponements of the Annual Meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Annual Meeting.

This proxy when properly executed will be voted as directed or, if no direction is given, will be voted “FOR” the nominees in Item 1 and “FOR” Item 2.

In their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve.

The undersigned hereby ratifies and confirms all that said attorneys and Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement accompanying said notice.

To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please title as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

ALLIANCE HEALTHCARE SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS To Be Held June 3, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholders of Alliance HealthCare Services, Inc. (the “Company”) hereby nominate, constitute and appoint Richard W. Johns and Howard K. Aihara, or either one of them, each with full power of substitution, as the lawful attorneys, agents and proxies of the undersigned, for the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s headquarters at 100 Bayview Circle, Suite 400, Newport Beach, CA 92660 on June 3, 2015 at 9:00 a.m., Pacific time, and at any and all adjournments thereof, to represent the undersigned and to cast all votes to which the undersigned would be entitled to cast if personally present, as follows:

PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.

(Continued and to be signed on the reverse side)

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